Exhibit 2.1

CERTAIN INFORMATION HAS BEEN

EXCLUDED FROM THIS EXHIBIT BECAUSE IT

IS BOTH IMMATERIAL AND COMPETITIVELY

HARMFUL IF PUBLICLY DISCLOSED. WHERE

APPLICABLE, OMISSIONS HAVE BEEN

MARKED “[***]”.

SHARE PURCHASE AGREEMENT

by and among

LANTRONIX HOLDING COMPANY

MAESTRO WIRELESS SOLUTIONS LIMITED,

FARGO TELECOM ASIA LIMITED

and

MAESTRO & FALCOM HOLDINGS LIMITED,

DATED July 5, 2019

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SHARE PURCHASE AGREEMENT

This SHARE PURCHASE AGREEMENT (this “Agreement”) dated as of July 5, 2019 (the “Closing Date”), is by and among Lantronix Holding Company, a Delaware corporation (“Buyer”), Maestro Wireless Solutions Limited, a Hong Kong private company limited by shares (CR No 1108534) (“MWS”), Fargo Telecom Asia Limited, a Hong Kong private company limited by shares (CR No 0818625) (“FTA”) and Maestro & FALCOM Holdings Limited, a British Virgin Islands company with company number 623486 and whose registered office is at AMS Trustees Limited, Sea Meadow House, P.O. Box 116, Road Town, Tortola, British Virgin Islands (“Seller”). Exhibit A contains definitions, or references to the definitions, of the capitalized terms used in this Agreement. Seller and Buyer are referred to individually as a “Party” and collectively as the “Parties”, and MWS and FTA are referred to individually as a “Company” and collectively as the “Companies”.

BACKGROUND

A.	Seller owns 100% of the issued share capital of each of the Companies (collectively, the “Transferred Interests”).

B.	On the terms and subject to the conditions set forth in this Agreement and in exchange for the consideration set forth in Section 1.3, Seller desires to sell, assign, convey, and deliver to Buyer the Transferred Interests, and Buyer desires to purchase from Seller, the Transferred Interests (the “Transaction”).

C.	Concurrent with the execution of this Agreement, and as a condition and inducement to Buyer’s willingness to enter into this Agreement, each of the individuals identified on Schedule I has executed and delivered to Buyer a Non-Competition and Non-Solicitation Agreement or such other agreement that contains such provisions (the “Non-Competition Agreements”).

AGREEMENT

In consideration of the mutual covenants, conditions and agreements set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are acknowledged, it is agreed as follows:

ARTICLE 1
PURCHASE AND SALE OF TRANSFERRED INTERESTS; CLOSING

1.1                Closing. The closing of the Transaction (the “Closing”) will take place on the Closing Date simultaneously with the execution and delivery of this Agreement by electronic mail and overnight courier service.

1.2                Purchase and Sale of the Transferred Interests. On the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller will sell, assign, convey, transfer, and deliver to Buyer, and Buyer will purchase from Seller, all of the Transferred Interests, free and clear of all Liens other than Buyer’s obligation to pay stamp duty tax in Hong Kong in connection with the Transaction, for the consideration described in Section 1.3, as may be adjusted in accordance with this Agreement.

1.3                Closing Deliverables; Payments at Closing.

1.3.1           Seller Deliveries. At the Closing, Seller is delivering or causing to be delivered to Buyer:

(a)                 duly executed instrument(s) of transfer and sold note(s) in respect of the Transferred Interests of each Company in favor of Buyer and/or its nominee(s) (to be determined in accordance with Section 7.4) together with the relevant share certificate(s) in respect of the Transferred Interests of each Company, if any (or an indemnity in such form as Buyer shall reasonably require in relation to any missing certificate);

(b)                 an irrevocable power of attorney (in the agreed form approved by Seller and Buyer) given by Seller in favor of Buyer or its nominees (to be determined in accordance with Section 7.4) to enable the beneficiary (or its proxies) to exercise all voting and other rights attaching to the Transferred Interests of each Company before the transfer of the Transferred Interests is registered;

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(c)                 the minutes of the board meeting of each Company or the written resolutions of the directors of each Company, at which the following resolutions shall be passed:

(i)                   to approve this Agreement and other Seller Transaction Documents to which the Company is a party thereto and the transactions contemplated therein;

(ii)                 to approve Buyer or its nominees for registration as the holder(s) of the Transferred Interests subject to the production of the relevant stamped instrument(s) of transfer and bought and sold notes in respect of the Transferred Assets;

(iii)                to accept the resignation of the directors and company secretary and to appoint as new directors and company secretary (if any) of the Company such persons as Buyer may notify Seller at least two (2) Business Days prior to Closing Date, all with effect upon the Closing Date;

(iv)                to approve the revocation and change of the authorized signatories of all the Company’s bank accounts and to give authority to such person as Buyer may nominate to operate the same and notify Seller at least two (2) Business Days prior to the Closing Date and otherwise operate the bank accounts in the manner as Buyer shall have notified Seller at least two (2) Business Days prior to the Closing Date; and

(v)                 to deal with and resolve upon such other matters as Buyer shall reasonably require for the purposes of giving effect to the provisions of this Agreement;

(d)                 all documents and information as may be reasonably required by Buyer for completing the stamping of the transfer of the Transferred Interests of each Company;

(e)                 a certified copy of the board resolutions of Seller approving the execution and delivery of this Agreement and the other Seller Transaction Documents and the transactions contemplated therein;

(f)                  this Agreement, duly executed by Seller and the Companies;

(g)                 each other Seller Transaction Document, duly executed by Seller;

(h)                 the Non-Competition Agreements, duly executed by each individual identified on Schedule I;

(i)                  duly executed resignations of each director (containing a general release and waiver of claims), officer and company secretary (if any) of the Acquired Companies, which will be effective upon the Closing, together with documentation reasonably acceptable to Buyer effecting such resignations;

(j)                  an amendment to the Supply Agreement, effective as of the Closing, in the form attached hereto as Exhibit C (the “Supply Agreement Amendment”), duly executed by Telefield Limited;

(k)                 the Financial Services Side Letter, duly executed by Seller;

(l)                  the Side Letter, duly executed by Cheng Han Ngok Steve and Ma Mei Han Elitte;

(m)                control of the statutory and other books and records of the Acquired Companies;

(n)                 the Escrow Agreement, duly executed by Seller;

(o)                 the Intercompany Release, duly executed by MWS, FTA and Seller; and

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(p)                 duly executed share transfer forms with respect to (i) all of the issued and outstanding shares of Falcom GmbH not held by MWS as of immediately prior to the Closing in favor of MWS, and (ii) all of the issued and outstanding shares of Maestro Europe, S.L. not held by Falcom GmbH as of immediately prior to the Closing in favor of Falcom GmbH.

1.3.2           Buyer Deliveries. At the Closing, Buyer is delivering or causing to be delivered the following:

(a)                 this Agreement, duly executed by Buyer;

(b)                 the Financial Services Side Letter, duly executed by Buyer;

(c)                 the Side Letter, duly executed by Buyer;

(d)                 the Escrow Agreement, duly executed by Buyer;

(e)                 each other Buyer Transaction Document, duly executed by Buyer;

(f)                  on behalf of Seller, to each holder of outstanding Indebtedness of the Acquired Companies, if any, by initiating a wire transfer of immediately available funds, the Debt Payoff Amount as set forth in the applicable Debt Payoff Letter, which amount in no event shall exceed, together with the Transaction Expenses, the Escrowed Amount, the Purchase Price, plus the Company Cash;

(g)                 on behalf of Seller, to each party owed Transaction Expenses as set forth in the Estimated Statement, by initiating a wire transfer of immediately available funds, the respective amount owed to each such party as set forth in the Estimated Statement, which amount in no event shall exceed, together with the Debt Payoff Amount and the Escrowed Amount, the Purchase Price, plus the Company Cash; and

(h)                 to the Escrow Agent, (i) the Escrowed Amount and (ii) the Initial Escrow Fees, by initiating a wire transfer of immediately available funds, to be held by the Escrow Agent pursuant to the terms of the Escrow Agreement;

(i)                   to [***], the sum of €[***], by initiating a wire transfer of immediately available funds, in respect of the acquisition by Falcom GmbH of the shares held by [***] in Maestro Europe S.L.;

(j)                   to [***], [***], [***], and [***], the sums of €[***]; €[***]; €[***] and €[***], respectively, by initiating a wire transfer of immediately available funds, in respect of the acquisition by Maestro Wireless Solutions Limited of the shares held by each of the foregoing in Falcom GmbH; and

(k)                 to or for the benefit of Seller, to the account(s) previously designated in writing by Seller, the Closing Cash, by initiating a wire transfer of immediately available funds, which Closing Cash shall be allocated among the Transferred Interests as follows: 84% in respect of the shares of MWS and 16% in respect of the shares of FTA.

1.3.3           Total Price. Notwithstanding any other provision of this Agreement to the contrary, in no event shall Buyer be obligated to pay to or for the benefit of Seller in respect of the Transferred Interests a total amount, in the aggregate, greater than the Purchase Price plus the Company Cash.

1.4                Closing Cash Adjustment.

1.4.1           Estimated Statement. Within two (2) days prior to the Closing Date, Seller shall have prepared and delivered, or have caused to be prepared and delivered, to Buyer a good faith estimate (the “Estimated Statement”) of: (a) the Company Cash (such estimate, the “Estimated Company Cash”), (b) the Company Debt (such estimate, the “Estimated Company Debt”), and (c) the Transaction Expenses (such estimate, the “Estimated Transaction Expenses”).

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1.4.2           Closing Statement. Within 30 days after the Closing Date, Buyer shall prepare and deliver, or cause to be prepared and delivered, to Seller a statement (the “Closing Statement”), setting forth: (a) the Company Cash (the “Final Company Cash”), (b) the Company Debt (the “Final Company Debt”), and (c) the Transaction Expenses (the “Final Transaction Expenses”).

1.4.3           Dispute. Within 30 days following receipt by Seller of the Closing Statement, Seller shall deliver written notice to Buyer of any dispute it has with respect to the preparation or content of the Closing Statement. If Seller does not notify Buyer of a dispute with respect to the Closing Statement within such 30-day period, then such Closing Statement will be final, conclusive and binding on the parties. In the event of such notification of a dispute, Buyer and Seller shall negotiate in good faith to resolve such dispute. If Buyer and Seller, notwithstanding such good faith effort, fail to resolve such dispute within 15 days after Seller advises Buyer of Seller’s objections, then Buyer and Seller jointly shall engage an independent accounting firm, or if Buyer and Seller cannot agree, the first (as measured by alphabetical order) “Big Four” accounting firm that has not been engaged by either Party or its Affiliates within the past three (3) years (the “Accounting Firm”) to resolve the disputed portion of the Closing Statement. As promptly as practicable thereafter, Buyer and Seller shall each prepare and submit a presentation to the Accounting Firm. As soon as practicable thereafter, Buyer and Seller will cause the Accounting Firm to choose the entirety of one of the parties’ positions based solely upon the presentations by Buyer and Seller. The party whose position is not accepted by the Accounting Firm shall be responsible for all of the fees and expenses of the Accounting Firm. All determinations made by the Accounting Firm will be final, conclusive and binding on the parties.

1.4.4           Access. For purposes of complying with the terms set forth in this Section 1.4, Buyer and the Companies, on the one hand, and Seller, on the other hand, shall, and the Companies shall cause each of its Subsidiaries to, cooperate with and make available to each other and their respective Representatives and, if applicable, to the Accounting Firm, all information, records, data and working papers, and shall permit access to its facilities and personnel, as may be reasonably required in connection with the preparation and analysis of the Closing Statement and the resolution of any disputes thereunder. Each party shall treat confidentially and not disclose to anyone (except to its Representatives on a need-to-know basis) and shall not use any non-public information from or about the other party and its Affiliates (including, as to Buyer, the Companies and their Affiliates) or any of the records so made available pursuant to this Section 1.4.4 for any purpose other than is permitted under this Section 1.4 or as otherwise agreed in writing between the parties.

1.4.5           Adjustment. Within two (2) Business Days after the date on which the Final Company Cash, the Final Company Debt and the Final Transaction Expenses are finally determined pursuant to Section 1.4.3, Seller and Buyer shall jointly determine the amount by which the Closing Cash would have been adjusted pursuant to this Agreement had the Final Company Cash, Final Company Debt and Final Transaction Expenses (each as finally determined pursuant to Section 1.4.3) been substituted for Estimated Company Cash, Estimated Company Debt and Estimated Transaction Expenses, respectively, as of the Closing.

(a)                 If such substitutions would have resulted in Closing Cash that is less than the Closing Cash that was paid on the Closing Date by Buyer, then Buyer, at its option, shall be entitled to (i) elect, to the extent there are sufficient funds in the Escrow Account, that Buyer and Seller jointly instruct the Escrow Agent in writing to release to Buyer from the Escrow Account and/or (without duplication) (ii) recover from Seller (and Seller shall pay and be liable to pay directly to Buyer), in each case, an amount of cash equal to such shortfall. Such amounts payable to Buyer pursuant to this Section 1.4.5(a)(ii) shall be paid to Buyer within five (5) Business Days from the date on which the Final Company Cash, the Final Company Debt and the Final Transaction Expenses are finally determined pursuant to Section 1.4.3 by bank wire transfer of immediately available funds to the accounts designated in writing by Buyer.

(b)                 If such substitutions would have resulted in Closing Cash that is greater than the Closing Cash that was paid on the Closing Date by Buyer, then Buyer shall pay, or cause to be paid, to Seller an amount in cash equal to such excess. Such amounts payable to Seller pursuant to this Section 1.4.5(b) shall be paid by Buyer within five (5) Business Days from the date on which the Final Company Cash, the Final Company Debt and the Final Transaction Expenses are finally determined pursuant to Section 1.4.3 by bank wire transfer of immediately available funds to the accounts designated in writing by Seller to Buyer.

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(c)                 If such substitutions would have resulted in Closing Cash that is equal to the Closing Cash that was paid on the Closing Date, then there will be no adjustment to the Purchase Price pursuant to this Section 1.4.5.

1.5                Debt Payoff Letters. At least three (3) Business Days prior to Closing, the Companies shall have caused each of the lenders or other payees under the Debt Arrangements to have delivered to Buyer payoff letters in form and substance reasonably acceptable to Buyer (each, a “Debt Payoff Letter”) stating that, upon payment of the amount provided in the applicable Debt Payoff Letter (each, a “Debt Payoff Amount”), (a) the Acquired Companies will have satisfied all due obligations to such payee with respect to such Debt Arrangements including the payment of all Indebtedness and other amounts owing under such Debt Arrangements; (b) such Indebtedness and the liabilities of the Acquired Companies under such Debt Arrangements shall be released (or any agreements evidencing such Indebtedness and Liabilities shall be terminated) and of no further force and effect; and (c) such payee will execute and file all documents necessary to release all Liens and security interests, if any, held by such payee on assets of the Acquired Companies.

1.6                Withholding Tax. Notwithstanding anything to the contrary contained in this Agreement, Buyer (and any other Person required to withhold with respect to any payment made under this Agreement) shall be entitled to deduct and withhold from any consideration payable or otherwise deliverable pursuant to this Agreement such amounts as may be required to be deducted or withheld therefrom under any provision of Tax Law. Seller shall provide any document or information Buyer may reasonably request to assess the liability or quantum of withholding under such Law, in a reasonably timely manner so as to enable Buyer to be in compliance with Law. To the extent such amounts are so deducted or withheld, such amounts shall be treated for all purposes under this Agreement as having been paid to the Person to whom such amounts would otherwise have been paid.

ARTICLE 2
REPRESENTATIONS AND WARRANTIES RELATING TO SELLER

Except as set forth on the Disclosure Schedule, which exceptions or disclosures, if any, will be deemed to be part of the representations and warranties made under this Agreement, Seller represents and warrants to Buyer as set forth below as of the Closing Date.

2.1                Power and Authorization; Enforceability. Seller has all requisite right, power and authority to execute and deliver this Agreement and the other Seller Transaction Documents to which it is a party, to perform its obligations under this Agreement and under the Seller Transaction Documents and to carry out the Transaction. All necessary action has been taken by Seller to authorize the execution, delivery and performance by it of this Agreement and each other Seller Transaction Document. Seller has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Seller Transaction Document. Assuming that this Agreement and each of the other Seller Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and each of the other Seller Transaction Documents, this Agreement is, and each other Seller Transaction Document, when duly executed and delivered at or prior to the Closing by Seller will be, the legal, valid and binding obligation of Seller, enforceable against Seller in accordance with its respective terms, except as enforceability of such objections may be limited by the Remedies Exception.

2.2                No Violation or Conflicts. The execution, delivery and performance by Seller of this Agreement and the other Seller Transaction Documents to which Seller is a party, and the consummation of the Transaction, do not and will not: (a) result in a violation or breach of, or default under, any provision of the organizational documents of Seller; (b) result in a violation or breach of any provision of any Law or Order applicable to Seller; or (c) result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any material Contract to which Seller is a party or by which Seller is bound or to which any of his, her or its properties and assets are subject. No Consent is required to be made or obtained by Seller in connection with the execution and delivery of this Agreement and the other Seller Transaction Documents and the consummation of the Transaction.

2.3                Ownership. Seller is the legal and beneficial owner of all of the issued Transferred Interests, free and clear of all Liens other than Buyer’s obligation to pay stamp duty tax in Hong Kong in connection with the Transaction. Immediately after the Closing, Buyer will hold an equity interest in the Transferred Interests, and, subject to Buyer’s payment of stamp duty tax in Hong Kong in connection with the Transaction, Buyer will be the legal and beneficial owner of the Transferred Interests, free and clear of all Liens. Seller has the sole right to vote or direct the voting of the Transferred Interests, at Seller’s discretion, on any matter submitted to a vote of the equity holders of each Company having the right to vote thereon. Other than as pursuant to the organizational documents of Companies provided to Buyer, there are no voting trusts, voting agreements, proxies, shareholder agreements or other arrangements relating to the Transferred Interests.

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2.4                Legal Proceedings. There are no Proceedings pending or, to Seller’s Knowledge, threatened against or by Seller or any Affiliate thereof that challenge or seek to prevent, enjoin or otherwise delay the Transaction. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to or serve as a basis for any such Proceeding.

2.5                Brokers. Except for Federico Arcelli and FLTS, a French Société à responsabilité limitée, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of Seller or its Affiliates.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES RELATING TO THE COMPANIES

Except as set forth on the Disclosure Schedule, which exceptions or disclosures will be deemed to be part of the representations and warranties made under this Agreement, Seller and the Companies represent and warrant to Buyer as set forth below as of the Closing Date:

3.1                Organization and Good Standing. Each Acquired Company is duly organized, validly existing and in good standing, as applicable, under the Laws of its jurisdiction of incorporation or formation, and has all necessary corporate or other company power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases. Each Acquired Company is in all material respects duly qualified to do business as a foreign corporation and is in good standing (if applicable) in each jurisdiction in which its ownership or leasing of assets or properties or the nature of its activities requires such qualification. Each Acquired Company has not been declared insolvent or bankrupt and no action or, to Seller’s Knowledge, request is pending to declare it insolvent or bankrupt; (b) it has not filed for insolvency or bankruptcy; and (c) is not insolvent, bankrupt, unable to pay its debts when and as they fall due or in the process of dissolution, liquidation, compulsory administration, recovery or suspension of payments. No Acquired Company is affected by a mandatory cause of winding-up under the Laws of its jurisdiction of incorporation or formation.

3.2                Power and Authorization; Enforceability. Each Company has all requisite right, power, and authority to execute and deliver this Agreement and the other Company Transaction Documents to which it is a party, to perform its obligations under this Agreement and under each other Company Transaction Document to which it is a party, and to consummate the Transaction. All necessary corporate action has been taken by each Company to authorize the execution, delivery and performance by the Company of this Agreement and each other Company Transaction Document to which it is a party. Each Company has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Company Transaction Document that contemplates such Company is a party thereto. Assuming that this Agreement and each of the other Company Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and each of the other Company Transaction Documents, this Agreement is, and each other Company Transaction Document, when duly executed and delivered at the Closing by any Company, will be, the legal, valid and binding obligation of such Company, enforceable against it in accordance with its respective terms, except as enforceability of such obligations may be limited by the Remedies Exception.

3.3                No Violation or Conflict. The execution, delivery and performance by the Companies of this Agreement and the other Company Transaction Documents, and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of any Acquired Company; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to the Acquired Companies; (c) conflict with, result in a violation or breach of, constitute a default or an event that, with or without notice or lapse of time or both, would constitute a default under, result in the loss of any material right of any Acquired Company, result in the acceleration of or create in any party the right to accelerate, terminate, modify or cancel, any Material Contract to which any Acquired Company is a party or by which any Acquired Company is bound or to which any of their respective assets are subject; or (d) result in the creation or imposition of any Lien other than Permitted Liens on any assets of the Acquired Companies. No Consent is required to be made or obtained by the Acquired Companies in connection with the execution and delivery of this Agreement and the other Company Transaction Documents and the consummation of the Transaction.

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3.4                Capitalization. The authorized, issued and outstanding shares and other equity securities of each Acquired Company are fully and accurately set forth in Section 3.4 of the Disclosure Schedule. Subject to stamp duty tax in Hong Kong being paid in connection with the Transaction, all of the outstanding capital stock, shares or other equity interests of the Acquired Companies have been duly authorized and are validly issued and outstanding, fully paid and non-assessable, and none were offered or issued in violation of any applicable Law or any Contract. The Transferred Interests represent 100% of the issued and outstanding equity of each Company. 100% of the issued and outstanding shares of capital stock and other equity securities, as applicable, of each Subsidiary are owned, of record and beneficially, by such Company or by a Subsidiary of such Company. Each Acquired Company is the legal and beneficial owner of the interests in the Subsidiaries ascribed to each such Acquired Company in Section 3.4 of the Disclosure Schedule, free and clear of all Liens other than Buyer’s obligation to pay stamp duty tax in Hong Kong in connection with the Transaction. No Acquired Company has granted any preemptive rights, rights of first refusal or other similar rights with respect to any of such capital stock, shares or other equity securities of any Acquired Company and there are no offers, options, warrants, rights, agreements or commitments of any kind granted or outstanding by any Acquired Company relating to the issuance, conversion, registration, voting, sale or transfer of capital stock, shares or any other equity securities of any Acquired Company or obligating any Acquired Company to purchase or redeem any of such capital stock, shares or other equity securities. There are no obligations, contingent or otherwise, of any Acquired Company to provide funds to, or make any investment in (whether in the form of a loan, capital contribution or otherwise), or provide any guarantee with respect to the obligations of, any Person. No Acquired Company is a party to, or a participant in, any partnership, joint venture or similar arrangement. As of the Closing, the Acquired Companies have no Indebtedness and all Transaction Expenses have been paid by Seller.

3.5                Compliance with Laws. Each Acquired Company has at all times during the three (3)-year period prior to the Closing Date been in material compliance with, and is now in material compliance with, all Laws and Orders applicable to it or its Business or assets. During the three (3)-year period prior to the Closing Date, no Acquired Company has received any written or, to Seller’s Knowledge, oral notice regarding any violation of a Law or Order or of any obligation to bear any cost for any remedial action in respect thereof. There is not currently pending any internal investigation by any Acquired Company or its agent related to any potential violation of Law or Order. All investments in Fargo Telecom Technologies Private Limited have been under the 100% automatic route (without any sector specific conditions) in accordance with the Foreign Exchange Management Act, 1999. Fargo Telecom Technologies Private Limited has made all filings required under the Foreign Exchange Management Act, 1999 within the timelines stipulated therein.

3.6                Litigation. There are no Proceedings currently pending or, to Seller’s Knowledge, threatened which involve any Acquired Company, its Business or assets. There are not any unsatisfied Orders against any Acquired Company or any of their respective businesses, properties or assets. There is no Proceeding pending, or to Seller’s Knowledge, threatened in writing against any Acquired Company that would adversely affect the ability of the Companies to consummate the Transaction. To Seller’s Knowledge, no event has occurred or circumstances exist that would reasonably be expected to give rise to, or serve as a basis for, any such Proceeding.

3.7                Financial Statements; Undisclosed Liabilities.

3.7.1           Financial Statements.

(a)                 The Companies have provided Buyer with complete and accurate copies of the following combined financial statements (collectively, the “Financial Statements”): (i) the unaudited combined balance sheets of the Companies as of December 31, 2017 and December 31, 2018 (in each case, including the notes thereto, if any; December 31, 2018 being the “Most Recent Fiscal Year End”), and the unaudited combined statements of income and shareholders’ equity as of the fiscal years then ended; (ii) the audited balance sheets of each of MWS and FTA as of December 31, 2016 and December 31, 2017 and the audited statements of income and shareholders’ equity as of the fiscal years then ended; and (iii) the unaudited combined balance sheet (the “Latest Balance Sheet”) of the Companies as of May 31, 2019 (including the notes thereto, if any; May 31, 2019, the “Latest Balance Sheet Date”), and the related unaudited combined statements of income and shareholders’ equity as of and for the period from the Most Recent Fiscal Year End through and as of the Latest Balance Sheet Date (the “Interim Financial Statements”). As of the date hereof, in the good faith estimate of the Company, the Net Working Capital of the Acquired Companies is not less than $[***].

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(b)                 Each of the Financial Statements (i) has been prepared from the books and records of the Acquired Companies and in accordance with the Accounting Principles on a consistent basis for the periods covered thereby and (ii) fairly presents in all material respects the combined financial position and results of operations of the Acquired Companies as of the dates and for the periods indicated therein. The books and records of the Acquired Companies have been maintained in accordance with sound business practices for the respective jurisdictions of each Acquired Company, and are correct and complete in all material respects. All such books and records (including all Material Contracts and material correspondence and records related thereto) are located, either in electronic or hard copy format, at the principal office of a Company or the respective Acquired Company.

3.7.2           Undisclosed Liabilities. No Acquired Company has any liability or obligation of any kind other than: (a) liabilities and obligations set forth on the Latest Balance Sheet; (b) liabilities and obligations which have arisen since the Latest Balance Sheet Date in the Ordinary Course which are not, individually or in the aggregate, material in amount; and (c) liabilities that have been discharged or paid off since the Latest Balance Sheet Date in the Ordinary Course or as expressly contemplated by this Agreement.

3.7.3           Company Debt. There is no Company Debt outstanding.

3.8                Absence of Certain Changes and Events. Since the Latest Balance Sheet Date, each Acquired Company has conducted its respective Business in the Ordinary Course in all material respects and, except as expressly contemplated by this Agreement or any other Transaction Document, there has not been, with respect to any of the Acquired Companies, any:

3.8.1           Material Adverse Effect;

3.8.2           amendment of the organizational documents;

3.8.3           split, division, combination or reclassification of any capital stock, shares or other equity securities, or any issuance, sale or other disposition of or grant of any rights to purchase or obtain (including upon conversion, exchange or exercise) any such equity securities;

3.8.4           declaration or payment of any dividends or distributions on or in respect of any equity securities, purchase or acquisition of any equity securities;

3.8.5           change in any method of accounting or accounting practice, including any change in cash management practices and policies, practices and procedures with respect to collection of accounts receivable, establishment of reserves for uncollectible accounts, accrual of accounts receivable, inventory control, prepayment of expenses, payment of trade accounts payable, accrual of other expenses, deferral of revenue and acceptance of customer deposits;

3.8.6           amendment, modification, acceleration, relinquishment, termination, cancellation or nonrenewal of any Material Contract or entry into any Contract that would constitute a Material Contract;

3.8.7           hiring or termination of any, director, officer, Employee, contractor or consultant with an annual compensation of $75,000 or more;

3.8.8           (a) adoption, amendment or material modification of an Employee Benefit Plan, (b) grant of severance or termination pay to any Employee, (c) material increase in the compensation of, or payment of any bonus to, any Employee or (d) any other material change with respect to the compensation or other benefits payable to any director or Employee of any Acquired Company except, in each of (a) through (d), as required by Law or by any existing Contract;

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3.8.9          entry into any other transaction with any of its directors, officers or employees (other than any transaction expressly contemplated by this Agreement);

3.8.10       incurrence, creation, assumption, payment, cancellation or discharge of (a) any Lien on any of its assets (other than Permitted Liens); (b) any Indebtedness; or (c) any liability as a guarantor or surety with respect to the obligations of others;

3.8.11       transfer, assignment, sale, exclusive license or other disposition of any of the material assets (including Intellectual Property) shown or reflected in the Interim Financial Statements, other than in the Ordinary Course;

3.8.12       material damage, destruction or loss (whether or not covered by any Company Policy) to any property;

3.8.13       any capital investment in, or any loan to, any other Person, or any capital expenditures in excess of $100,000;

3.8.14       termination, waiver, settlement or compromise of any material right of value or initiation or settlement of any material Proceeding;

3.8.15       (i) prepayments by any customers of any Acquired Companies for any goods or services of the Acquired Companies not yet fully delivered to such customers, or any discount granted on any accounts receivable of the Acquired Companies or (ii) any extension of any payment obligation of, or change in any material payment term with respect to, any customer of any Acquired Company, other than, in the case of clause (i) or clause (ii), in the Ordinary Course or in an amount, in any single transaction or series of related transactions, of $10,000 or less; provided, that, with respect to clause (ii) such transactions shall not exceed $50,000 in the aggregate;

3.8.16       request for, negotiation, or receipt of any Tax ruling on behalf of an Acquired Company, or entry into any closing agreement, agreement to an extension of the statute of limitations with respect to the assessment or collection of Taxes, amendment to any Tax Return, filing of any Tax Return in a manner that is inconsistent with past custom and practice, making, changing or rescinding of any election relating to Taxes, surrendering of any claim for a refund of Taxes, settlement or compromise of any Tax liability, making of any change to any of its methods of accounting or methods of reporting income or deductions for Tax or accounting practice or policy from those employed in the preparation of its most recent Tax Return; or

3.8.17       authorization of or entry into any agreement or commitment with respect to any of the foregoing, or any action or omission that would result in any of the foregoing.

3.9                Real Property.

3.9.1           No Acquired Company holds a fee interest in any real property.

3.9.2           Section 3.9.2 of the Disclosure Schedule sets forth all leases (the “Real Property Leases”) with respect to each parcel of real property leased by an Acquired Company (the “Real Property”). With respect to each Real Property Lease, (a) such Real Property Lease is legal, valid, binding, enforceable and in full force and effect, (b) no Acquired Company’s possession and quiet enjoyment of the Real Property under such Real Property Lease has been disturbed and, to Seller’s Knowledge, there are no disputes with respect to such Real Property Lease, and (c) no Acquired Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Real Property or any portion of such Real Property.

3.9.3           The Real Property comprises all of the real property used in the Business, and, other than the Real Property Leases, no Acquired Company is a party to any other Contract which includes any option to purchase or lease any real property or interest in real property. To Seller’s Knowledge, neither the current use and occupancy of the Real Property nor the condition thereof violates in any material respect any applicable deed restrictions or other applicable covenants, restrictions, agreements, site plan approvals or variances or the certificate of occupancy for such improvements. Without limiting Section 3.5 above, the current use, operation and condition of each Real Property by the Acquired Companies is in material compliance with applicable building codes and all applicable zoning, subdivision and land use laws, ordinances and regulations, and, to Seller’s Knowledge, all certificates of occupancy, use permits and other licenses or authorizations required in connection with the use of each Real Property are in full force and effect.

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3.10            Material Contracts.

3.10.1       Section 3.10.1 of the Disclosure Schedule lists the following Contracts to which an Acquired Company is a party (collectively, the “Material Contracts”):

(a)                 any Contract relating to Indebtedness of any Acquired Company or any Contract under which an Acquired Company has guaranteed the Indebtedness of any other Person, in each case in excess of $75,000, or any Contract relating to the issuance of letters of credit;

(b)                 any Contract providing for the sale, assignment, lease, license or other disposition of any asset of an Acquired Company with a value in excess of $75,000, except for sales of obsolete assets and purchase and sale orders executed in the Ordinary Course;

(c)                 any Contract granting a Lien upon any asset of an Acquired Company that requires annual aggregate payments by any Acquired Company in excess of $75,000, other than Permitted Liens;

(d)                 any partnership, limited liability company or joint venture agreement in which any Acquired Company participates as a partner, member or joint venturer;

(e)                 any Real Property Lease that involves annual aggregate payments by any Acquired Company in excess of $50,000;

(f)                  any material sales agency, sales representation, distributorship, broker or franchise Contract that is (i) not terminable without penalty on 90 days’ notice or less and (ii) requires payment by any Acquired Company in excess of $50,000 per annum;

(g)                 any Contract that limits, or purports to limit, the ability of any Acquired Company to (i) engage in any aspect of its business; (ii) participate or compete in any line of business, market or geographic area; (iii) freely set prices for its products or services; (iv) solicit potential employees, consultants, contractors or other suppliers or customers; (v) incur or guarantee any Indebtedness or granting a Lien on the assets of such Acquired Company; or (vi) use or enforce any Intellectual Property rights;

(h)                 any Contract that grants most favored nation pricing, exclusive sales, distribution, marketing or other exclusive rights, rights of refusal, rights of first negotiation or similar rights or terms to any Person;

(i)                  any Contract with a Top Supplier or a Top Customer;

(j)                  any material Contract granting any license under or assignment of Intellectual Property (i) to any Acquired Company, except for (1) end user licenses with respect to off-the-shelf, shrinkwrap, or clickwrap software applications (including software provided as a service), (2) non-disclosure agreements entered into in the Ordinary Course by any Acquired Company, and (3) standard Contracts with current and former employees of any Acquired Company entered into in the Ordinary Course, and (ii) from any Acquired Company to any third parties, except for (1) non-exclusive licenses granted in the Ordinary Course and (2) non-disclosure agreements entered into in the Ordinary Course by any Acquired Company; or

(k)                 any Contract (other than purchase and sale orders executed in the Ordinary Course) that is not otherwise responsive to any other subclause of this Section 3.10.1 that requires payment by any Acquired Company in excess of $75,000 per annum or in which $125,000 in the aggregate remains to be paid by any Acquired Company under such Contract, or provides for any Acquired Company to receive any payments in excess of, or any property with a fair market value in excess of $75,000 per annum or in which $125,000 in the aggregate remains payable to any Acquired Company under such Contract.

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3.10.2       All Material Contracts are in full force and effect and are enforceable against each party thereto in accordance with the express terms thereof. Neither any of the Acquired Companies nor, to Seller’s Knowledge, any other party thereto is in breach of or default under (or, to Seller’s Knowledge, is alleged to be in breach of or default under), or has provided or received any written notice of any intention to terminate, any Material Contract. There does not exist under any Material Contract any violation, breach or event of default, or alleged violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder on the part of any of the Acquired Companies, or, to Seller’s Knowledge, any other party thereto, or result in a termination thereof or would cause or permit the acceleration or other changes of any right or obligation or the loss of any benefit thereunder. The Companies have provided to Buyer true, complete and correct copies of all written Material Contracts (including all modifications, amendments, signatures, exhibits and supplements thereto and waivers thereunder) and accurate written descriptions of all material terms of all oral Material Contracts (including all modifications, amendments, signatures, exhibits and supplements thereto and waivers thereunder).

3.11            Insurance. Section 3.11 of the Disclosure Schedule contains a true, correct and complete list of each insurance policy owned by, or maintained for the benefit of, such Acquired Company (each a “Company Policy”). Such Company Policies are in full force and effect and shall remain in full force and effect immediately following the consummation of the Transaction. Neither Seller nor any Acquired Company has received any notice of cancellation of, premium increase with respect to, or, in the last two (2) years, alteration of coverage under, any of such Company Policies, other than premium increases in connection with a renewal of a Company Policy in the Ordinary Course. All premiums due on such Company Policies have been paid in accordance with the payment terms of each Company Policy. All such Company Policies (a) are valid and binding in accordance with their terms; (b) are provided by carriers who are financially solvent; and (c) have not been subject to any lapse in coverage.

3.12            Permits. Each Acquired Company has and maintains in full force and effect, and is in compliance with, all material Permits required for the operation of the Business of such Acquired Company. No Acquired Company has received any written or, to Seller’s Knowledge, oral notice from any third party or Governmental Authority regarding (a) any actual or possible failure to comply with any term or requirement of any material Permit or (b) any actual or possible revocation, withdrawal, suspension, cancellation, termination or modification of any material governmental authorization.

3.13            Tangible Personal Property; Condition and Sufficiency of Assets.

3.13.1       The Acquired Companies have good and valid title to, or a valid leasehold interest in, the tangible personal property used in the conduct of the Business reflected on the Latest Balance Sheet or acquired since the date of the Latest Balance Sheet, free and clear of all Liens (except Permitted Liens), except assets disposed of in the Ordinary Course since the Latest Balance Sheet Date. The tangible personal property owned or used by the Acquired Companies is in good operating condition and repair, ordinary wear and tear excepted.

3.13.2       The buildings, plants, structures, furniture, fixtures, machinery, equipment, vehicles and other items of material tangible personal property currently owned or leased by the Acquired Companies, together with all other assets of the Acquired Companies, constitute all the rights, property and assets that are used in, relate to, or are necessary for the operation of the Business by the Acquired Companies in the same manner as conducted since the Latest Balance Sheet Date and constitute all the rights, property and assets necessary for the continued conduct of the Business as constituted on the Closing Date. Any and all permits, personal property, assets, Intellectual Property and Contracts that are used in, relate to, or are necessary for the operation of the Business by the Acquired Companies in any material respect, which, prior to the date hereof, are held or owned by any Affiliate of Seller (other than the Acquired Companies) (the “Transferred Assets”) have been, prior to the date hereof, assigned, transferred and delivered to the Acquired Companies.

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3.14            Intellectual Property.

3.14.1       Section 3.14.1 of the Disclosure Schedule contains a list of all (a) issued Patents and Patent applications, (b) registered Trademarks and filed applications for Trademark registration, (c) registered Copyrights and filed applications for Copyright registration and (d) domain name registrations, in each case, that are owned by the Acquired Companies and not abandoned, expired, cancelled, withdrawn, or finally refused, including, for each item, the name of the owner(s) of record, the applicable jurisdiction, status, application or registration number and date of application, registration or issuance, as applicable (the “Registered Owned Intellectual Property”). To Seller’s Knowledge, the Registered Owned Intellectual Property is valid and (except for pending applications), enforceable.

3.14.2       Each Acquired Company owns, free and clear of Liens (other than Permitted Liens), all Owned Intellectual Property. None of the Acquired Companies has granted any exclusive licenses under any Owned Intellectual Property. The operation of the respective Businesses of the Acquired Companies does not infringe, violate or misappropriate any Intellectual Property of a third party. No Proceedings are currently pending or, to Seller’s Knowledge, threatened, that any Acquired Company is infringing, violating or misappropriating any third-party Intellectual Property.

3.14.3       To Seller’s Knowledge, the Owned Intellectual Property is not being infringed, violated or misappropriated by any third party. No Proceedings are currently pending or threatened by any Acquired Company alleging such infringement, violation or misappropriation.

3.14.4       Each Acquired Company takes reasonable actions to protect, preserve and maintain the confidentiality of all of such Acquired Company’s material trade secrets included in the Owned Intellectual Property.

3.14.5       All current and former employees, consultants and contractors of the Acquired Companies who are or were involved in, or who have participated in or contributed to, the conception, development, authoring, creation or reduction to practice of any material Intellectual Property for or on the behalf of any Acquired Company have executed valid and enforceable Contracts assigning all rights in such Intellectual Property to such Acquired Company.

3.14.6       Except to employees, consultants and independent contractors of an Acquired Company acting on behalf of an Acquired Company: (a) no source code that is owned by any Acquired Company and that is material to any Acquired Company has been disclosed, delivered or licensed by any Acquired Company to any third party, and (b) no obligation exists to disclose, deliver or license any such source code in the future.

3.14.7       Each Acquired Company is in material compliance with all licenses for Open Source Software that has been used in, incorporated into, or bundled by the Acquired Company into any software owned by the Acquired Company that is distributed or made available by the Acquired Company as part of the Company Offerings. To Seller’s Knowledge, no Acquired Company uses or has used any Open Source Software or any modification or derivative thereof in a manner that would require, as a license condition or covenant, under the license governing such Open Source Software that any Acquired Company (a) distribute or disclose Company Offerings (other than Open Source Software owned by third parties) in source code form; (b) license the Company Offerings for the purpose of making modifications or derivative works; or (c) license or distribute the Company Offerings or other technology or Intellectual Property at no charge. The source code for any Open Source Software used in, incorporated in or bundled with MWS’s D2SPHERE product has not been disclosed publicly by the Acquired Companies as part of the D2SPHERE product.

3.14.8       Each of the Acquired Companies has implemented and maintained, consistent with customary industry practices and its obligations to third parties, appropriate disaster recovery and security plans and procedures for the Business and has taken commercially reasonable steps to safeguard the availability, security and integrity of the Acquired Companies’ information technology and computer systems and the data and information stored thereon and to protect the such systems from unauthorized access, use or modification. To Seller’s Knowledge, during the past four (4) years, there has not been any such unauthorized access, use, or modification of such systems in any material respect by any Person. Each of the Acquired Companies is in compliance in all material respects with all applicable internal privacy policies and all applicable Laws related to information privacy and security, including the collection of any personal data. To Seller’s Knowledge, during the past four (4) years, none of the Acquired Companies (a) has suffered a material security breach with respect to the Acquired Companies’ information technology and computer systems and the data and information stored thereon or (b) has notified, or been obligated to notify, any Person of any information security breach or misuse involving any of Acquired Companies’ information technology and computer systems and the data and information stored thereon.

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3.15            Labor Matters.

3.15.1       Section 3.15.1 of the Disclosure Schedule contains a list of all Persons who are directors, officers, Employees, consultants or contractors of each Acquired Company as of the Closing Date and sets forth for each such Person the following: (a) name; (b) title or position (including whether a director, officer, Employee, consultant or contractor, and in each case whether full- or part-time); (c) hire date; (d) work location; (e) current annual base compensation rate; (f) commission, bonus or other incentive-based compensation, including any commissions or bonuses earned that have not yet been paid; and (g) automobiles and other material benefits in kind. With respect to the directors, officers, Employees, consultants and contractors of each Acquired Company, neither (i) the aggregate number of sick days such Persons are entitled to and which have accrued or (ii) the aggregate number of vacation days to which such Persons are entitled to and have accrued (represented both in terms of the number of days and the dollar value) are more materially adverse to the Acquired Companies than is generally the case for similarly situated Persons. Each Acquired Company has, for the past three (3), four (4) or five (5) years depending on the applicable legal statute of limitation, complied in all material respects and is presently in compliance in all material respects with all applicable Laws relating to employment (including, without limitation, classification of employees as exempt or non-exempt and classification of service-providers as employees or independent contractors), equal opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining, the payment of social security and similar taxes, income tax withholding, occupational safety and health, privacy rights of employees and/or material obligations relating to subcontractors. None of the Acquired Companies, unless mandatory under applicable Law, is a party to or bound by any collective bargaining agreement or any other agreement with a labor union or an employee representative body (in particular but not limited to works councils), and, to Seller’s Knowledge, there has been no effort by any labor union to organize any employees of any Acquired Company (the “Employees”) into one or more collective bargaining units. There is not pending or, to Seller’s Knowledge, threatened any labor dispute, strike or work stoppage by any Employees. There is not now pending or, to Seller’s Knowledge, threatened any labor-related charge or complaint against any Acquired Company by or with any Governmental Authority or any representative thereof. To Seller’s Knowledge, no executive or key employee or group of employees has any plans to terminate his, her or their employment with any Acquired Company. All of the Employees have provided documentation required by applicable Law showing they are validly authorized to be employed in the jurisdiction of their employment and all other applicable state and local jurisdictions where such Employees perform services for any Acquired Company.

3.15.2       Section 3.15.2 of the Disclosure Schedule contains a list of all Contracts made by any Acquired Company as of the date hereof which contain (a) limitations on the termination of employment agreements, including provisions concerning severance payments, (b) limitations to relocate activities of an Acquired Company, (c) guarantees to maintain a certain number of employees in one of an Acquired Company or (d) any other restrictions on future restructurings of the workforce or an Acquired Company.

3.16            Employee Benefits.

3.16.1       Section 3.16.1 of the Disclosure Schedule contains a list of all Employee Benefit Plans. Each Acquired Company has provided to Buyer true, complete and correct copies of, with respect to each Employee Benefit Plan: (a) the document, if any, constituting such current Employee Benefit Plan (including all amendments thereto) and any related current summary plan description, (b) any determination, opinion, notification and advisory letters from a Governmental Authority, to the extent applicable, (c) all material correspondence to or from any Governmental Authority received in the last three (3) years prior to the Closing Date, and (d) all material written agreements and contracts currently in effect.

3.16.2       Each Employee Benefit Plan has been administered in material compliance with its terms and all applicable Laws. No Acquired Company stock option (whether currently outstanding or previously exercised) is, has been or would be, as applicable, subject to any tax, penalty or interest unless such plans are mandatory subject to tax under applicable Law. All contributions, reserves or premium payments required to have been made or accrued, or that are due, as of the date hereof to or with respect to the Employee Benefit Plans have been timely made or accrued. No Proceeding (excluding claims for benefits incurred in the Ordinary Course) has been brought or is pending or, to Seller’s Knowledge, is threatened against or with respect to any Employee Benefit Plan or the assets or any fiduciary thereof.

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3.16.3       No Employee Benefit Plan provides, or represents any liability to provide, benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any former or current employee of an Acquired Company, or any spouse or dependent of any such employee, beyond the employee’s retirement or other termination of employment with the Acquired Companies, except to the extent required by applicable Law.

3.16.4       The execution of this Agreement and the consummation of the Transaction will not, either alone or in conjunction with any other event, (a) entitle any Person to any payment, forgiveness of Indebtedness, vesting, distribution, or increase in benefits under or with respect to any Employee Benefit Plan, (b) otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan, or (c) trigger any obligation to fund any Employee Benefit Plan. There is no contract, plan or arrangement covering any current or former employee, director or consultant of any Acquired Company that, individually or collectively, would reasonably be expected to give rise to the payment as a result of the transactions contemplated by this Agreement of any amount that would not be deductible by any Acquired Company.

3.17            Environmental Matters. The operations of each of the Acquired Companies are, and for the three (3) years prior to the Closing Date have been, in material compliance with all applicable Environmental Laws, which compliance includes obtaining and maintaining any material Environmental Permits applicable to the business and assets of the Acquired Companies. No Acquired Company is subject to any pending or, to Seller’s Knowledge, threatened claim alleging that an Acquired Company is in material violation of, or has any material liability under, any Environmental Law.

3.18            Tax Matters.

3.18.1       Each Acquired Company has timely filed, or has caused to be timely filed on its behalf, all income and other material Tax Returns required to be filed by it, and all such Tax Returns are true, complete and accurate in all material respects. Each Acquired Company has paid all material Taxes (whether or not shown as due on a Tax Return) that were due on or prior to the date hereof, including Taxes which any of them was required to withhold.

3.18.2       The Latest Balance Sheet contains an adequate accrual in accordance with the Accounting Principles for all unpaid Taxes as of the Latest Balance Sheet Date. No Acquired Company has incurred any liability for Taxes subsequent to the Latest Balance Sheet Date except in the Ordinary Course.

3.18.3       Each Acquired Company has provided to Buyer correct and complete copies of all Tax Returns referenced in Section 3.18.1 and filed for the last six (6) years. No claim has ever been made by any Governmental Authority in a jurisdiction where an Acquired Company does not file Tax Returns that it is or may be subject to taxation or to a requirement to file Tax Returns in such jurisdiction, which claim has not been resolved.

3.18.4       Each Acquired Company has complied in all material respects with all applicable Laws relating to the payment and withholding of Taxes from Employees and other Persons.

3.18.5       There are no material Liens for Taxes (other than Permitted Liens) on the assets of any Acquired Company.

3.18.6       No Acquired Company has waived any statute of limitations in respect of Taxes or agreed to any extension of time with respect to a Tax assessment or deficiency which waiver or extension is still in effect as of the date hereof. There are no outstanding written requests, agreements, consents or waivers to extend the statutory period of limitations applicable to the assessment or collection of any Taxes or deficiencies against any Acquired Company.

3.18.7       No Acquired Company is a party to or bound by any agreement the principal purpose of which is the sharing or allocation of, or indemnification for, Taxes.

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3.18.8       No Acquired Company (a) has been a member of any affiliated group filing a consolidated Tax Return or of any affiliated, consolidated, combined or unitary group, as defined under applicable Law, and (b) has any liability for the Taxes of any Person as a transferee, successor, by Contract (other than a Contract entered into in the Ordinary Course) or otherwise.

3.18.9       No Acquired Company (a) is currently the subject of a material Tax Proceeding and no Acquired Company has received any written notice of any such material Proceeding against such Acquired Company, (b) has received any written notice of proposed adjustment, deficiency, underpayment of a material amount of Taxes or any other such notice which is not being contested in good faith or has not been satisfied or withdrawn, or (c) has received any written notice raising any material issues with respect to any Tax Return which issues have not been resolved.

3.18.10     No Acquired Company has at any time been a party to or otherwise involved in any transaction or series of transactions without any commercial or business purpose apart from the obtaining of a Tax advantage.

3.18.11     Each Acquired Company has at all times during the six (6)-year period prior to the Closing Date been in material compliance with, and is now in material compliance with all applicable Laws relating to the maintenance, preparation and book-keeping as regards Tax documents and documentation (including in particular, and as applicable, transfer pricing documentation) and all such Tax documents are retained and available at each Acquired Company (until the statute of limitations as regards the record-keeping under applicable Laws).

3.18.12     Shares of FTA do not derive their value substantially from assets located in India, for purposes of Section 9(1)(i) of the (Indian) Income Tax Act, 1961 and allied rules. Resultantly, Seller is not liable for tax in India on account of the aforementioned provision, and consequently Buyer is not required to withhold Tax under Section 195 of the (Indian) Income Tax Act, 1961.

3.19            Inventory. The inventory of the Acquired Companies consists of items of a quantity and quality salable and merchantable, in each case, in the Ordinary Course, except to the extent reserves pertaining to obsolete, spoiled, defective, slow-moving or excess items are set forth in the Interim Financial Statements. None of the Acquired Companies’ inventory is being held by any Person on a consignment basis or is otherwise located off of the premises of the Real Property (other than inventory en route for delivery to customers in the Ordinary Course).

3.20            Accounts Receivable. All accounts receivable that are reflected on the Financial Statements or on the accounting records of the Acquired Companies as of the Closing Date represent valid obligations arising from sales actually made or services actually performed by the Acquired Companies in the Ordinary Course. There is no contest, claim or defense under any Contract with any account debtor of an account receivable relating to the amount or validity of such account receivable.

3.21            Customers and Suppliers.

3.21.1       Section 3.21.1 of the Disclosure Schedule sets forth a list of the ten (10) largest customers (by revenue) of the Acquired Companies (the “Top Customers”) for the fiscal year ended December 31, 2018 and includes the actual amount for which each such Top Customer was invoiced by the Acquired Companies during such period and for the five (5) month period ended on the Latest Balance Sheet Date. Since the Most Recent Fiscal Year End, none of the Acquired Companies have received any written or, to Seller’s Knowledge, oral (to which there is documentary or other written evidence of such oral notice in any Acquired Company’s books and records) notice from any Top Customer to the effect that such customer is terminating or materially and adversely amending its business relationship with any of the Acquired Companies, intends to stop purchasing products from the Acquired Companies prior to the termination or amendment of any existing agreement with such Top Customer or that such Top Customer intends to materially reduce purchasing products from the Acquired Companies.

3.21.2       Section 3.21.2 of the Disclosure Schedule sets forth a list of the ten (10) largest suppliers (by purchases) of the Acquired Companies (the “Top Suppliers”), for the fiscal year ended December 31, 2018 and includes the actual amount the Acquired Companies purchased from each such supplier during such period and for the five (5) month period ended on the Latest Balance Sheet Date (treating affiliated suppliers as a single supplier). Since the Most Recent Fiscal Year End, none of the Acquired Companies have received any written or, to Seller’s Knowledge, oral (to which there is documentary or other written evidence of such oral notice in any Acquired Company’s books and records) notice from any Top Supplier to the effect that such Top Supplier is terminating or materially and adversely amending its business relationship with the Acquired Companies, intends to stop providing products or services to the Acquired Companies prior to the termination or amendment of any existing agreement with such Top Supplier or that such Top Supplier intends to materially reduce the availability of the products or services supplied to any of the Acquired Companies.

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3.22            Product Liability. There is no written or, to Seller’s Knowledge, oral notice or Proceeding from, by or before any Governmental Authority relating to any Acquired Company’s product, or Proceeding involving any Acquired Company’s product which is pending or, to Seller’s Knowledge, threatened, by any Person. To Seller’s Knowledge, no Acquired Company has received written or oral notice of any material claim that remains outstanding alleging any defect in, or lack of fitness for purpose of, any goods manufactured, sold, serviced, leased, or delivered by such Acquired Company. There has not been, nor is there under consideration by any Acquired Company, any product recall or post-sale warning of any nature conducted by or on behalf of any such Acquired Company concerning any Acquired Company’s product. All Acquired Company’s products materially complied and materially comply with applicable Orders and Laws, and there have not been and there are no material defects or deficiencies in any such products.

3.23            Foreign Corrupt Practices. No Acquired Company or any of its Affiliates, including Seller, or, to Seller’s Knowledge, any agent or other Person acting on behalf of any Acquired Company or any of its Affiliates, including Seller, has (a) directly or indirectly through any agent, representative or other person authorized to act on its behalf, used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses related to foreign or domestic political activity, (b) made any unlawful payment to foreign or domestic government officials or employees or to any foreign or domestic political parties or campaigns from corporate funds, (c)  failed to disclose fully any contribution made by any Acquired Company or any of its Affiliates, including Seller (or made by any Person acting on its behalf of which any Acquired Company or any of its Affiliates, including Seller, is aware) which is in violation of Law, or (d) violated any provision of the Foreign Corrupt Practices Act of 1977 (USA), as amended, the U.K. Bribery Act 2010, as amended, or the comparable regulation applicable in the relevant jurisdiction.

3.24            Export and Import Laws and Regulations Compliance. There are no Proceedings pending or, to Seller’s Knowledge, threatened against any Acquired Company under any, and the Companies are in material compliance with all, export and import Laws. The Companies have provided to Buyer accurate copies of issues and pending import and export licenses, technical assistance agreements and other Permits required by applicable export and import Laws.

3.25            Related Party Transactions. None of (a) the Acquired Companies, (b) Seller, (c) any director, officer, partner, direct or indirect shareholder, employee or Affiliate of any Acquired Company, and (d) to Seller’s Knowledge, any other Person who is the spouse or immediate family member of any of the foregoing or any entity in which any such Person owns 10% or more of the outstanding equity securities is a party to any Contract or transaction with any Acquired Company or which is pertaining to the Business or has any material interest in any property, real or personal or mixed, tangible or intangible, used in or pertaining to the businesses of any Acquired Company. No such Person owns, directly or indirectly, on an individual or joint basis, 10% or more of the outstanding equity securities of, or serves as an officer (or partner or other equivalent position) or director of, any direct competitor, customer or supplier of any Acquired Company, or any organization which is a party to any Material Contract with any Acquired Company.

3.26            Brokers. Except for Federico Arcelli and FLTS, a French Société à responsabilité limitée, no investment banker, broker, finder or other intermediary is entitled to any fee or commission in connection with the Transaction based upon arrangements or agreements made by or on behalf of any Acquired Company.

3.27            Full Disclosure. No representation or warranty made by Seller or the Companies in this Agreement and no statement contained in the Disclosure Schedule corresponding to Article 2 or Article 3 or any certificate or other document provided (or to be provided) to Buyer by any of the Acquired Companies or Seller or their respective Representatives pursuant to this Agreement contains any untrue statement of a material fact, or omits to state a material fact necessary to make the statements contained therein, in light of the circumstances in which they are made, not misleading.

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ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to the Companies and Seller as set forth below as of the Closing Date:

4.1                Organization and Good Standing. Buyer is duly organized, validly existing and in good standing under the Laws of its jurisdiction of formation and has all necessary corporate power and authority to carry on its business as presently conducted, and to own and lease the assets and properties which it owns and leases.

4.2                Power and Authorization; Enforceability. Buyer has all requisite right, power and authority to execute and deliver this Agreement and the other Buyer Transaction Documents, to perform its obligations under this Agreement and under the other Buyer Transaction Documents and to carry out the Transaction. Buyer has duly executed and delivered this Agreement and, at or prior to the Closing, will have duly executed and delivered each other Buyer Transaction Document. Assuming that this Agreement and each of the other Buyer Transaction Documents are valid and binding obligations of each of the other parties to this Agreement and to each of the other Buyer Transaction Documents, this Agreement is, and each other Buyer Transaction Document, when duly executed and delivered at or prior to the Closing by Buyer, will be, the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms, except as the enforceability of such obligations may be limited by the Remedies Exception.

4.3                No Violation or Conflict. The execution, delivery and performance by Buyer of this Agreement and the other Buyer Transaction Documents, and the consummation of the Transaction do not and will not: (a) conflict with or result in a violation or breach of, or default under, any provision of the organizational documents of Buyer; (b) conflict with or result in a violation or breach of any provision of any Law or Order applicable to Buyer; or (c) give any Governmental Authority or other Person the right to challenge any of the Transaction. No Consent is required to be made or obtained by Buyer in connection with the execution and delivery of this Agreement and the other Buyer Transaction Documents and the consummation of the Transaction.

4.4                Investment Purpose. Buyer is acquiring the Transferred Interests solely for its own account for investment purposes and not with a view to, or for offer or sale in connection with, any distribution thereof. Buyer is able to bear the economic risk of holding the Transferred Interests for an indefinite period (including total loss of its investment), and has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment.

4.5                Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction based upon arrangements made by or on behalf of Buyer.

4.6                Sufficiency of Funds. Buyer has sufficient cash on hand or other sources of immediately available funds to enable it to make payment of the Purchase Price pursuant to Section 1.3.2 and consummate the Transaction.

4.7                Legal Proceedings. There are no Proceedings pending or, to Buyer’s knowledge, threatened against or by Buyer that challenge or seek to prevent, enjoin or otherwise delay the Transaction.

4.8                Independent Investigation. Buyer has conducted its own independent investigation, review and analysis of the Business and results of operations, prospects, condition (financial or otherwise) and assets of the Acquired Companies, and acknowledges that it has been provided adequate access to the personnel, properties, assets, premises, books and records, and other documents and data of Seller and the Acquired Companies for such purpose. Buyer acknowledges and agrees that: (a) in making its decision to enter into this Agreement and to consummate the Transaction, Buyer has relied solely upon its own investigation and the express representations and warranties of Seller and the Companies set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule); and (b) none of Seller, a Company, the Acquired Companies or any other Person has made any representation or warranty as to Seller, the Companies, the Acquired Companies or this Agreement, except as expressly set forth in Article II and Article III of this Agreement (including the related portions of the Disclosure Schedule). For the avoidance of doubt, nothing in this Section 4.8 shall limit or be deemed to limit (i) the express representations and warranties of Seller or any of the Acquired Companies set forth in this Agreement or any Seller Transaction Document or Company Transaction Document or (ii) the express rights of any Buyer Indemnified Party pursuant to Article 6.

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ARTICLE 5
CERTAIN COVENANTS OF THE PARTIES

5.1                Further Actions. From and after the Closing, Seller and Buyer agree to, from time to time, execute and deliver such other documents, certificates, agreements, and other writings as any other Party reasonably requests, and to take such other actions, as may be reasonably necessary, proper or advisable in order to consummate or implement expeditiously the Transaction.

5.2                Cooperation.

5.2.1           General. Buyer, the Acquired Companies and Seller shall reasonably cooperate with each other, and shall cause their Representatives (including, for the avoidance of doubt, their accountants) to reasonably cooperate with each other to ensure the orderly transition of the Acquired Companies from Seller to Buyer and to minimize in a commercially reasonable manner any disruption to the respective businesses of Seller, Buyer and the Acquired Companies that might result from the Transaction, including, without limitation, as promptly as practicable following the Closing, Buyer filing with the applicable Governmental Authority the deliverables provided by Seller pursuant to Section 1.3.1 to the extent required by applicable Law to effect the transactions contemplated thereby. After the Closing Date, upon reasonable written notice, Buyer and Seller shall furnish or cause to be furnished to each other and their respective Representatives access, during normal business hours, such information and assistance relating to the Acquired Companies as is reasonably necessary for financial reporting and accounting matters, the preparation and filing of any Tax Returns, reports or forms or the defense of any Tax claim or assessment. Each of the Parties shall reimburse one another for reasonable costs and expenses incurred in assisting the other pursuant to this Section 5.2. No Party shall be required by this Section 5.2 to take any action that would unreasonably interfere with the conduct of its business or unreasonably disrupt its normal operations (or, in the case of Buyer, the business or operations of the Acquired Companies).

5.2.2           Stamping. Seller undertakes (including after the Closing) with Buyer that Seller shall procure all reasonably necessary documents required for stamping in respect of the transfer of the Transferred Interests from Seller to Buyer (including any documents and information as may be required by the Stamp Office) shall be made available to Buyer and Buyer shall submit the same to the Hong Kong Stamp Office in a timely manner and Seller hereby covenants and warrants to Buyer that the documents provided to Buyer for stamping shall be true, accurate and correct.

5.2.3           Further Assurance. Each of the Parties agrees (at its own cost unless otherwise expressly provided by this Agreement) to perform (or procure the performance of) all further acts and things, and execute and deliver (or procure the execution and delivery of) such further documents, as may be required by Law or as the other Parties may reasonably require, whether on or after Closing, to implement and/or give effect to this Agreement and the Transaction, including assigning, transferring and delivering to the Acquired Companies the Transferred Assets, which are not owned or held by the Acquired Companies as of the Closing.

5.3                Confidentiality; Books and Records. From and after the Closing, (a) Seller and Buyer will, and will cause their respective Affiliates and Representatives to, maintain in confidence this Agreement and the other Transaction Documents and any written, oral or other information related to the negotiation of this Agreement and the other Transaction Documents, (b) Seller will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information relating to the Acquired Companies obtained by virtue of Seller’s ownership of the Acquired Companies or otherwise prior to the Closing and (c) Buyer will, and will cause its Affiliates and Representatives to, maintain in confidence any written, oral or other information of or relating to Seller or its Affiliates (other than the Acquired Companies) obtained by virtue of Buyer’s investigation of the Acquired Companies prior to the Closing, except, in each case, to the extent that (i) the applicable Party is required to disclose such information by judicial or administrative process or pursuant to applicable Law or the rules or regulations of any stock exchange upon which the securities of one of the Parties (or a parent entity or other Affiliate thereof) is listed, (ii) such information can be shown to have been in the public domain through no fault of the applicable Party, (iii) such information is disclosed in connection with any Proceeding in connection with such Party’s rights or obligations under this Agreement, any other Transaction Document or any other Proceeding involving the Acquired Companies, or (iv) such information is disclosed in accordance with the terms of this Agreement.

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5.4                Tax Matters.

5.4.1           Tax Indemnification. From and after the Closing, Seller will indemnify, defend and hold harmless each Buyer Indemnified Party from (a) all liability for Taxes of or arising out of any Acquired Company for any Pre-Closing Tax Period; (b) all liability for Taxes (as a result of U.S. Treasury Regulation Section 1.1502-6 or any similar provision of any Tax Law) of another Person as a transferee or successor or by operation of Law or Contract, which Taxes relate to an event or transaction occurring before the Closing, (c) all liability for Taxes imposed on any Acquired Company or any Taxes of Seller resulting from the Transaction (other than any (i) Transfer Taxes or (ii) stamp duty tax payable in Hong Kong in connection with the Transaction); and (d) all liability for Taxes that are the consequence of any breach of any covenant contained in this Agreement relating to Taxes. Seller shall pay over any amounts owed to Buyer pursuant to this Section 5.4.1 within ten (10) days after written demand and the receipt of the definitive assessment therefor.

5.4.2           Tax Returns. Buyer will be responsible for preparing any Tax Returns with respect to the Acquired Companies for any Pre-Closing Tax Period or Straddle Period that are required to be filed after the Closing Date. No later than thirty (30) days prior to the due date for filing such Tax Returns for any Straddle Period, taking into account any extensions of such filing date, Buyer will make such Tax Returns available for review and comment by Seller and will consider in good faith any reasonable comments timely provided by Seller.

5.4.3           Tax Contests. Buyer, on behalf of the Acquired Companies, will reasonably promptly notify Seller in writing upon receipt by Buyer or any Acquired Company of notice of any Tax audits, examinations or assessments that pertain to a Pre-Closing Tax Period or Straddle Period or that could give rise to indemnification under Section 5.4.1. Buyer will control the portion of any such audit, examination or Proceeding that relates to any Pre-Closing Tax Period and with respect to any Straddle Period; provided, however, that with respect to any audit, examination or Proceeding that relates to either a Pre-Closing Tax Period or Straddle Period, Seller will be entitled to participate in the defense of such claim and to employ counsel of its choice for such purpose, the fees and expenses of which separate counsel will be borne solely by Seller.

5.4.4           Books and Records; Cooperation. Buyer and Seller will, and will cause their respective Representatives to, (a) provide the other Party and its Representatives with such assistance as may be reasonably requested in connection with the preparation of any Tax Return or any audit or other examination by any taxing authority or Proceeding relating to Taxes with respect to the Acquired Companies and (b) retain (until the expiration of the statute of limitations of the taxable periods to which the Tax Returns relate), and provide the other Party and its Representatives with reasonable access to, all records or information that may be relevant to such Tax Return (including analysis regarding any Tax refunds or Tax benefits), audit, examination or Proceeding, provided, that the foregoing will be done at the expense of the Party making such request and in a manner so as not to interfere unreasonably with the conduct of the business of the Parties.

5.4.5           Straddle Period. For all purposes of this Agreement, the portion of Tax with respect to the income, property or operations of the Acquired Companies that is attributable to any Tax period that begins on or before the Closing Date and ends after the Closing Date (a “Straddle Period”) will be apportioned between the portion of the Straddle Period that extends before the Closing Date through the Closing Date (the “Pre-Closing Straddle Period”) and the portion of the Straddle Period that extends from the day after the Closing Date to the end of the Straddle Period (the “Post-Closing Straddle Period”) in accordance with this Section 5.4.5. The portion of such Tax attributable to the Pre-Closing Straddle Period will (a) in the case of any Taxes other than sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction, the numerator of which is the number of days in the Pre-Closing Straddle Period and denominator of which is the number of days in the Straddle Period and (b) in the case of any sales or use taxes, value-added taxes, employment taxes, withholding taxes, and any Tax based on or measured by income, receipts or profits earned during a Straddle Period, be deemed equal to the amount that would be payable if the Straddle Period ended on and included the Closing Date. The portion of Tax attributable to a Post-Closing Straddle Period will be calculated in a corresponding manner.

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5.4.6           Transfer Taxes. All transfer (including Taxes related to the transfer of real property), documentary, sales, use, registration, value added and other such Taxes and fees (including any penalties and interest) imposed in connection with the Transaction (“Transfer Taxes”) will be borne and paid by [***].

5.4.7           Tax Sharing Agreements. All Tax sharing, allocation, indemnity and similar agreements between any Acquired Company, on the one hand, and Seller or its Affiliates (other than another Acquired Company), on the other hand, shall be terminated prior to the Closing Date, and, following such termination, no Acquired Company shall not be bound thereby or have any liability thereunder.

5.4.8           Conflict with Article 6. In the event of any conflict between the provisions of this Article 5 and Article 6 with respect to any matter involving Taxes, the provisions of this Article 5 shall control.

5.5                Public Announcements. Notwithstanding anything to the contrary contained in this Agreement, except as may be required to comply with the requirements of any applicable Law or the rules and regulations of any stock exchange upon which the securities of one of the Parties (or a parent entity or other Affiliate thereof) is listed, from and after the Closing Date, no press release or similar public announcement or communication shall be made or caused to be made relating to this Agreement or the Transaction unless specifically approved in advance by Buyer and Seller (and, to the extent that any disclosure is required pursuant to this Section 5.5, Buyer and Seller will reasonably cooperate to the extent practicable to determine the content of such disclosure). Notwithstanding the foregoing, following the Closing, Buyer will have the right to approve and be present for any communication by which any Employees, customers or suppliers of any Acquired Company, and other Person having dealings with any Acquired Company, will be informed of the Transaction, and Seller shall not make any such communications unless specifically approved in advance by Buyer.

5.6                Wrong Pocket. In the event that Buyer or Seller becomes aware that any asset relating to the Business was not under the control of an Acquired Company as of immediately prior to the Closing and remains under Seller’s direct or indirect control following the Closing, then Seller shall promptly transfer or cause to be transferred such asset to Buyer or an Acquired Company, at Buyer’s sole election, for no additional consideration. In the event that Seller or any of its or their Affiliates receives any payment relating to the Business from any Person after the Closing that should have been received after the Closing by or for the account of Buyer, Seller shall promptly remit (or cause to be promptly remitted) such payment to Buyer.

5.7                Post-Closing Assignment. Following the Closing, Seller shall use its reasonable best efforts to obtain promptly all Consents required to be obtained under the Assigned Agreements to assign such Assigned Agreements to Seller or a Person designated by Seller, and Buyer shall reasonably cooperate with Seller in connection therewith. Pending or in the absence of any such Consent and prior to any termination of any such Assigned Agreement, the Parties shall use their reasonable best efforts to implement an alternative arrangement to permit the Seller to receive all of the rights of, and be subject to all of the obligations of, the applicable Acquired Company under such Assigned Agreements as if such impediment to assignment or transfer did not exist. If any such Consent is obtained after the Closing, the applicable Acquired Company shall assign the applicable Assigned Agreement to Seller or a Person designated by Seller, in accordance with such Consent. If any such Consent with respect to an Assigned Agreement is not obtained by the date that is 30 days after the date hereof, the Acquired Companies and Buyer shall have the right to terminate any such Assigned Agreement pursuant to the terms of such Assigned Agreement.

ARTICLE 6
INDEMNIFICATION

6.1                Indemnification by Seller. Subject to the terms of this Article 6, Seller will indemnify, defend and hold Buyer and its Affiliates (including, after the Closing, each of the Acquired Companies) and each of their respective officers, directors, equityholders, managers, members, employees, agents, Representatives, successors and assigns (each a “Buyer Indemnified Party” and, collectively, the “Buyer Indemnified Parties”) harmless against and in respect of any and all Losses, which such Buyer Indemnified Party may have suffered, incurred or become subject to, arising out of, based upon or otherwise in respect of:

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6.1.1           any breach or inaccuracy of any representation or warranty made by Seller or the Companies in this Agreement or any other Transaction Document; provided, however, that solely in determining the amount of any Losses with respect to a breach or inaccuracy of a representation or warranty by Seller or the Companies for purposes of this Section 6.1.1 (but not in determining whether or not a breach has occurred or an inaccuracy exists), such representations and warranties will be read without regard to any materiality or knowledge qualifier (including, without limitation, any reference to “material,” “in all material respects” or Material Adverse Effect) contained therein;

6.1.2           any breach or non-fulfillment of any covenant, agreement or obligation of the Companies or Seller under this Agreement (including, for the avoidance of doubt, the covenants, agreements and obligations set forth in Section 5.4);

6.1.3           any Transaction Expenses or Indebtedness of the Acquired Companies that have not been paid or retired in full as of the Closing (but solely to the extent not taken into account in any adjustment pursuant to Section 1.4.5);

6.1.4           any claims by any Person other than the Buyer Indemnified Parties and their Affiliates that such Person is the legal or beneficial owner of any equity securities any Acquired Company as of the Closing (other than claims with respect to the 500 shares of Fargo Telecom Technologies Private Limited previously held by Xavier Dupont as of immediately prior to the Closing);

6.1.5           any fraud (other than negligent misrepresentation), willful misconduct or intentional misrepresentation by the Company or Seller;

6.1.6           any liabilities with respect to matter 1 set forth on Section 3.18 of the Disclosure Schedule (the “India GST Matter”);

6.1.7        any liabilities (i) with respect to a failure by MWS to deliver the notarized and apostilled documentation necessary to effect share transfers such that Falcom GmbH is a wholly owned subsidiary of MWS in accordance with applicable law, and (ii) with respect to a Proceeding to enforce the transfer of [***]’s shares in Falcom GmbH as of immediately prior to Closing to MWS; and

6.1.8        any liabilities with respect to any claims brought against a Buyer Indemnified Party (including, for the avoidance of doubt, the Acquired Companies) by [***] or [***] to the extent that the facts, circumstances and events giving rise to such claim occurred prior to Closing (excluding any such claims with respect to any severance compensation of [***] or [***] severance).

6.2                Survival. The representations and warranties contained in or made pursuant to this Agreement and the indemnification obligations set forth in Section 6.1.1 and Section 6.2.1 with respect to such representations and warranties (other than of the Fundamental Representations and the representations and warranties set forth in Section 3.18 (Tax Matters) other than with respect to the India GST Matter (the “Tax Representations”)) and the indemnification obligations set forth in Section 6.1.8 will survive the Closing and will expire on [***]; provided, however, that the Fundamental Representations, the Tax Representations and the indemnification obligations set forth in Section 6.1.1 with respect to the Fundamental Representations and the Tax Representations, Section 6.1.2, Section 6.1.3, Section 6.1.4, Section 6.1.5 and Section 6.1.7 shall survive until [***], unless otherwise specifically set forth in this Agreement; provided further, however, that the indemnification obligations set forth in Section 6.1.6 will survive the Closing and will expire on [***]. A claim may be asserted against Seller for breach of a representation, warranty, agreement or covenant, if asserted in good faith and if written notice of such claim describing in reasonable detail the facts and circumstances of the subject matter of such claim is received by Seller within the survival time period applicable to such claim set forth in this Section 6.2, and any such timely claim will survive until such claim is finally and fully resolved.

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6.3                Claims.

6.3.1           Inter-Party Claims. With respect to any indemnification sought pursuant to this Article 6 by a Buyer Indemnified Party (the “Indemnified Party”) that does not involve a Third Party Claim (a “Direct Claim”), the Indemnified Party shall provide written notice (an “Indemnity Notice”) to the party from whom indemnity is requested (together with such party’s successors and assigns, the “Indemnifying Party”). The Indemnity Notice shall describe in reasonable detail (based on information then available to the Indemnified Party) the nature of the Direct Claim, a reasonable estimate of the amount of Losses attributable to such claim to the extent practicable and the basis of the request for indemnification under this Article 6. If the Indemnifying Party notifies the Indemnified Party within thirty (30) days from the Indemnifying Party’s receipt of the Indemnity Notice that the Indemnifying Party, in good faith, disputes such Direct Claim (the “Dispute Notice”), such Direct Claim shall be resolved as provided in Section 7.8. If the Indemnifying Party does not timely deliver a Dispute Notice with respect to an Indemnity Notice, or delivers a Dispute Notice that does not object to all of the Losses set forth in the Indemnity Notice, the Indemnifying Party shall be deemed to have accepted and agreed with all or such unobjected-to portion of the Direct Claim and shall be conclusively deemed to have consented to the recovery by the Indemnified Party of all or such unobjected-to portion of the Losses specified in the Indemnity Notice, and the Indemnified Party (or any designee thereof) shall be paid all or such unobjected-to portion of the claim in accordance with Section 6.6.

6.3.2           Third Party Claims.

(a)                 An Indemnified Party claiming indemnification under this Article 6 against an Indemnifying Party with respect to any claims asserted against him, her or it by a third party not party to this Agreement nor an Affiliate of any Party (“Third Party Claim”) that could reasonably be expected to give rise to a right of indemnification under this Article 6 shall notify the Indemnifying Party in writing of such Third Party Claim, together with a copy of all papers served with respect to such claim (if any) (a “Claim Notice”). If the Indemnifying Party gives notice (the “Notice of Assumption”) to the Indemnified Party, within thirty (30) days after the Indemnified Party has delivered the Claim Notice, that the Indemnifying Party elects to assume the defense of the Third Party Claim (at such Indemnifying Party’s own cost and expense, which shall not be borne from the Escrowed Amount) and will fully indemnify the Indemnified Party against such Third Party Claim for all Losses, then the Indemnifying Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims pertaining to any such Third Party Claim in the name and on behalf of the Indemnified Party with counsel selected by the Indemnifying Party and who is reasonably acceptable to the Indemnified Party by all appropriate proceedings, which proceedings shall be prosecuted diligently by the Indemnifying Party to a final conclusion or settled in accordance with this Section 6.3.2(a). If the Indemnifying Party does not give such timely Notice of Assumption to the Indemnified Party or if the Indemnifying Party will not assume the defense or agree to indemnify the Indemnified Party in accordance herewith, the Indemnified Party shall have the right to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims at the cost and expense of the Indemnifying Party. The Indemnifying Party shall not (i) consent to the entry of a judgment without prior written consent of the Indemnified Party or (ii) enter into any settlement of any Third Party Claim without prior written consent of the Indemnified Party, except, with respect to the immediately preceding clause (ii), as provided in this Section 6.3.2(a). If a bona fide, firm offer is made to settle a Third Party Claim (A) solely for monetary damages that are to be paid in full by the Indemnifying Party without leading to or creating any liability or financial or other obligation on the part of the Indemnified Party or its Affiliates, (B) that will not contain any specific performance, restriction, obligation or condition or other injunctive or equitable relief that may apply to the Indemnified Party or any of its Affiliates, or any of its or their respective assets or businesses, (C) that provides, in customary form, for the unconditional and irrevocable release of the Indemnified Party and its Affiliates from all liabilities and obligations in connection with such Third Party Claim and (D) that includes no admission of wrongdoing or guilt by the Indemnified Party and its Affiliates (the “Proposed Settlement”), and the Indemnifying Party desires to accept and agree to such Proposed Settlement, the Indemnifying Party shall give written notice to that effect to the Indemnified Party (the “Settlement Notice”); provided, that the Settlement Notice shall include a copy of the final form of all agreements and documents relating to such Proposed Settlement, state the dollar amount of such Proposed Settlement and the Indemnifying Party shall certify in writing to the Indemnified Party that such Proposed Settlement complies with the requirements set forth in clauses (A) through (and inclusive of) (D) of this sentence. If the Indemnified Party fails to provide its written consent to such Proposed Settlement within thirty (30) days after its receipt of such Settlement Notice, the Indemnified Party may assume the defense of the Third Party Claim that is the subject of the Proposed Settlement and continue to take such action as it deems necessary to avoid, dispute, defend, appeal or make counterclaims with respect to such Third Party Claim and in such event, the maximum liability of the Indemnifying Party as to such Third Party Claim shall not exceed the amount of such settlement offer included in such Settlement Notice. If the Indemnified Party fails to provide its written consent to such Proposed Settlement within such 30-day period and also fails to assume the defense of such Third Party Claim within ten (10) days following the expiration of such 30-day period, the Indemnifying Party may settle the Third Party Claim upon the terms set forth in the Settlement Notice. The Indemnified Party may participate in, but not control, any defense or settlement of any Third Party Claim that the Indemnifying Party elects to assume the defense of pursuant to this Section 6.3.2(a), and the Indemnified Party shall bear his, her or its own costs and expenses with respect to such participation; provided that if counsel to the Indemnified Party has reasonably concluded that there is a conflict of interest between the Indemnifying Party and the Indemnified Party, the Indemnifying Party shall bear the reasonable costs and expenses of one counsel to the Indemnified Party in connection with such defense. The Indemnified Party and the Indemnifying Party shall reasonably cooperate with each other in contesting any Third Party Claim.

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(b)                 Notwithstanding anything to the contrary contained in this Agreement, the Indemnified Party shall have the full right to control the defense, compromise and settlement of any Third Party Claim at the expense of the Indemnifying Party if (i) the claim alleges criminal charges or seeks an injunction or other equitable relief; (ii) the claim involves a claim by any Governmental Authority or a Top Supplier or Top Customer; (iii) the claim involves claims for Losses in excess of the then-remaining portion of the General Indemnity Cap; or (iv) the Indemnifying Party fails to give the Notice of Assumption (with the appropriate election and other agreements as required by Section 6.3.2(a) within thirty (30) days after receipt of any Claim Notice or the Indemnifying Party timely gives the Notice of Assumption to the Indemnified Party but fails to diligently prosecute the Third Party Claim. Assumption by the Indemnified Party of control of any such defense, compromise or settlement shall not be deemed a waiver by him, her or it of his, her or its right to indemnification hereunder. The Indemnifying Party may participate in, but not control, any defense controlled by the Indemnified Party pursuant to this Section 6.3.2, and the Indemnifying Party shall bear its own costs and expenses with respect to such participation (which shall not be borne from the Escrowed Amount). If the Indemnifying Party elects not to (or is deemed to have elected not to) assume the defense of a Third Party Claim, and the Indemnifying Party disputes that the Third Party Claim is indemnifiable under this Article 6, the determination of whether the Indemnified Party is entitled to indemnification hereunder shall be resolved pursuant to Section 7.8.

(c)                 Subject to the last sentence of Section 6.3.2(b) (to the extent applicable), after (i) any Order shall have been rendered that is final and nonappealable, (ii) a settlement shall have been consummated or (iii) the Indemnified Party and Indemnifying Party shall have reached an agreement, in each case with respect to an indemnifiable claim hereunder, the Indemnified Party shall forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and such sums so due and owing to the Indemnified Party, or any designee thereof, shall be paid to the Indemnified Party, or any designee thereof, in accordance with Section 6.5.

6.4                Certain Limitations on Indemnification.

6.4.1           Seller as Indemnifying Party shall not be liable to the Buyer Indemnified Parties under Section 6.1 until the aggregate amount of all Losses in respect of indemnification under Section 6.1 exceeds $[***] (the “Deductible”), in which event Seller as Indemnifying Party shall be required to pay and shall be liable for Losses from dollar one, and the maximum aggregate amount that the Buyer Indemnified Parties may recover from Seller as Indemnifying Party for all Losses arising out of or resulting from the causes enumerated in Section 6.1 shall be limited to $[***] (the “General Indemnity Cap”). The foregoing sentence notwithstanding, in the event of any claim pursuant to (i) Sections 6.1.2, 6.1.3, 6.1.4, 6.1.5, or 6.1.7 or any claim pursuant to Section 6.1.1 in respect of a breach or inaccuracy of any of the Tax Representations or any Fundamental Representation, the Deductible and General Indemnity Cap shall not apply with respect to such claim and the maximum aggregate liability of the Indemnifying Party in respect of all indemnity claims brought pursuant to this Article 6 shall be limited to $[***] (or, in the case of fraud other than intentional fraud, $[***]), (ii) Section 6.1.6, the Deductible and General Indemnity Cap shall not apply with respect to such claim and the Seller Indemnifying Parties shall only be liable for one-half of the amounts in respect of all indemnity claims brought pursuant to this Article 6; provided that the Seller Indemnifying Parties liability with respect to a claim pursuant to Section 6.1.6 shall not exceed $[***] in the aggregate.

6.4.2           Payments by an Indemnifying Party pursuant to this Article 6 in respect of any Loss shall be limited to the amount of any liability or damage that remains after deducting therefrom any insurance proceeds and any indemnity, contribution or other similar payment actually received by the Indemnified Party (or the Acquired Companies) in respect of any such claim, less any reasonably related costs and expenses (including deductibles and premium increases), it being agreed that the Indemnified Party shall have no obligation to seek to recover any insurance proceeds or other indemnity, contribution or other similar payment in connection with making a claim under this Article 6, and that promptly after the actual receipt by such Indemnified Party of any insurance proceeds, indemnity, contribution or other similar payment, the Indemnified Party shall reimburse the Indemnifying Party for such reduction in Losses for which the Indemnified Party was indemnified by the Indemnifying Party prior to the receipt of such insurance proceeds or other indemnity, contribution or similar payment.

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6.4.3           In no event shall any Indemnifying Party be liable to any Indemnified Party for any punitive, incidental, consequential, special or indirect damages, including loss of future revenue or income, loss of business reputation or opportunity relating to the breach or alleged breach of this Agreement, or diminution of value or any damages based on any type of multiple, except to the extent such damages are actually awarded in a final and nonappealable Order against an Indemnified Party in connection with a Third Party Claim or to the extent incurred by an Indemnified Party as a result of fraud, willful misconduct or intentional misrepresentation of Seller or any Acquired Company.

6.4.4           No Losses may be claimed by any Buyer Indemnified Party to the extent Buyer actually receives a Closing Cash adjustment in respect of such Losses pursuant to Section 1.4.

6.4.5           Buyer shall make all filings and payments in respect of the India GST Matter on or before September 18, 2019, and no Losses may be claimed by any Buyer Indemnified Party in respect of Section 6.1.6 to the extent Buyer fails to timely make such filings and payments.

6.4.6           Buyer shall make reasonable commercial efforts to obtain an irrevocable and unconditional release of all claims against the Buyer Indemnified Parties (including, for the avoidance of doubt, the Acquired Companies) relating to facts, circumstances and events occurring prior to Closing by [***] and [***].

6.5                Payments; Escrow.

6.5.1           All amounts payable to an Indemnified Party by an Indemnifying Party in connection with a Loss pursuant to this Article 6 shall be satisfied, at the election of Buyer in its sole discretion, either (i) to the extent there are sufficient funds in the Escrow Account, by Buyer and Seller jointly instructing the Escrow Agent in writing to release to Buyer from the Escrow Account such amounts payable to such Buyer Indemnified Party, or (ii) against such Indemnifying Party, directly. Seller shall cause any amount payable to a Buyer Indemnified Party by an Indemnifying Party for a Loss pursuant to this Article 6 to be paid by wire transfer of immediately available funds promptly, but in any event no later than ten (10) days, following the date that such Loss becomes payable pursuant to this Article 6. For the avoidance of doubt, a Loss with respect to any Direct Claim resolved as provided in Section 7.8 shall become payable after any Order shall have been rendered that is final and nonappealable.

6.5.2           Promptly upon the termination of the Escrow Account on the date [***] from the Closing Date (the “Release Date”) and otherwise pursuant to the terms of the Escrow Agreement, the Escrow Agent shall pay any amounts remaining in the Escrow Account (net of the aggregate amount of such funds claimed by any Buyer Indemnified Party pursuant to claims asserted pursuant to and in accordance with this Article 6, whereupon the Escrow Agent shall retain such claimed funds until such claim is finally and fully resolved) to Seller as set forth in the Escrow Agreement.

6.5.3           Buyer and Seller shall each be responsible for one-half (1/2) of the total fees payable to the Escrow Agent, including the Initial Escrow Fees.

6.6                Characterization of Indemnification Payments. All indemnification payments made pursuant to this Agreement shall be deemed to be and treated, to the extent permitted by Law, as an adjustment to the Purchase Price for all purposes.

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6.7                Specific Performance; Exclusive Remedy. The Parties acknowledge and agree that any breach of this Agreement would give rise to irreparable harm for which monetary damages would not be an adequate remedy. The Parties accordingly agree that, in addition to other rights or remedies, each Party shall be entitled to enforce the terms of this Agreement by decree of specific performance without the necessity of proving the inadequacy of monetary damages as a remedy and to obtain preliminary, temporary and permanent injunctive relief against any breach or threatened breach of this Agreement, without posting any bond or other undertaking. With the exception of the foregoing, and except as provided in Section 1.4.5 and Section 7.3, Buyer, on behalf of the Buyer Indemnified Parties, acknowledges and agrees that its sole and exclusive remedy with respect to any and all claims (other than claims arising from intentional fraud on the part of a party hereto in connection with the Transaction) for any breach of any representation, warranty, covenant, agreement or obligation set forth herein, other than as provided in Section 1.4.5 and Section 7.3 shall be pursuant to the indemnification provisions set forth in this Article 6. In furtherance of the foregoing, Buyer, on behalf of the Buyer Indemnified Parties, hereby waives, to the fullest extent permitted under Law, any and all rights, claims and causes of action for any breach of any representation, warranty, covenant, agreement or obligation set forth herein it may have against Seller, the Indemnifying Parties and their Affiliates and each of their respective Representatives arising under or based upon any Law, except pursuant to the indemnification provisions set forth in this Article 6.

ARTICLE 7
MISCELLANEOUS

7.1                Fees and Expenses. Each Party will pay all fees and expenses incurred by him, her or it incident to preparing for, entering into and performing his, her or its obligations under this Agreement and the consummation of the Transaction, whether or not the Transaction is consummated. Notwithstanding the foregoing, Seller and Buyer will share equally all fees and out-of-pocket expenses incurred in connection with (a) any filings required to be made with any Governmental Authority, and (b) the Permits to be received or any Consents required to be obtained from any Person, in each case in connection with the Transaction.

7.2                Notices. All notices or other communications permitted or required under this Agreement will be in writing and will be sufficiently given if and when hand delivered to the Persons set forth below or if sent by documented overnight delivery service or registered or certified mail, postage prepaid, return receipt requested, or by facsimile or email, provided that the receipt of such facsimile or email is promptly confirmed, electronically or otherwise, addressed as set forth below or to such other Person or Persons and/or at such other address or addresses as will be furnished in writing by any Party to the other Parties. Any such notice or communication will be deemed to have been given as of the date received, in the case of personal delivery, or on the date shown on the receipt or confirmation therefor in all other cases.

If to Buyer (or, following the Closing, the Company):

Lantronix Holding Company
c/o Lantronix, Inc.
7535 Irvine Center Drive, Suite 100
Irvine, California 92618
Attn: [***]
Email: [***]

With a copy (which will not constitute notice) to:

O’Melveny & Myers LLP
2765 Sand Hill Road
Menlo Park, CA 94025-7019
Attn: Warren Lazarow, Esq.
Email: wlazarow@omm.com

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If to Seller:

Maestro & FALCOM Holdings Limited
[***]
Attn: [***]
Email: [***]

With a copy (which will not constitute notice) to:

Stoel Rives LLP

760 SW Ninth Avenue, Suite 3000

Portland, Oregon 97205 USA
Attn: Todd L. Friedman
Email: todd.friedman@stoel.com

Any Party may at any time change the address to which notices may be sent under this Section 7.2 by the giving of notice of the change to the other Parties in the manner set forth in this Section 7.2.

7.3                General Release.

7.3.1           Effective at the Closing, Seller, for itself and its Affiliates and the respective heirs, executors, beneficiaries, administrators, successors and assigns of each of the foregoing (each a “Releasor” and collectively, the “Releasors”), hereby irrevocably and unconditionally releases and forever discharges Buyer, the Acquired Companies, and each of their respective Affiliates, and the respective present and former directors, officers, equityholders, partners, members, employees, controlling persons, and the predecessors, heirs, successors and assigns of each of the foregoing (collectively, the “Releasees”) from any and all claims, suits, demands, causes of action, contracts, covenants, obligations, debts, costs, expenses, attorneys’ fees, and other liabilities of whatever kind or nature in law or equity, by statute or otherwise, whether now known or unknown, vested or contingent, suspected or unsuspected, and whether or not concealed or hidden, which have existed or may have existed, or which do exist or may exist (“Claims”), which such Releasor now has, has ever had or may hereafter have against any of the Releasees arising out of any matter, cause or event occurring contemporaneously with or prior to the Closing relating to the Acquired Companies, including any released Claims relating to or arising out of such Releasor’s direct or indirect ownership of the Transferred Interests, with the exception of, in each case, with respect to the applicable Releasor: (a) any Claims of such Releasor relating to or arising out of this Agreement or any other Transaction Document, (b) any Claims relating to or arising out of accrued or earned and unpaid salary, wages, expenses or reimbursements relating to employment with the Acquired Companies in the period prior to Closing, and (c) any Claims relating to or arising out of unreimbursed claims under employee health and welfare plans in the period prior to the Closing, if applicable (collectively, but not including the matters in clauses (a) through (c), the “Released Claims”).

7.3.2           Each Releasor hereby irrevocably covenants to refrain from, directly or indirectly, asserting any Released Claim or commencing, instituting or causing to be commenced any Proceeding of any kind against any Releasee based upon any matter purported to be released hereby. Each Releasor has read Section 1542 of the Civil Code of the State of California (“Section 1542”) which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

7.3.3           Each Releasor understands that Section 1542, or a comparable statute, rule, regulation or order of another jurisdiction, gives him, her or it the right not to release existing claims of which he, she or it is not aware, unless he, she or it voluntarily chooses to waive this right. Having been so apprised, each Releasor nevertheless hereby voluntarily elects to and does waive the rights described in Section 1542, or such other comparable statute, rule, regulation or order, and elects to assume all risks for claims that exist, existed or may hereafter exist in his, her or its favor, known or unknown, arising out of or related to liabilities arising from any claims or other matters released pursuant to this release.

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7.4                Assignment and Benefit. Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned, by operation of Law or otherwise, by any Party to any other Person without the prior written consent of the other Party, and any such attempted assignment will be null and void; provided, however, that Buyer may assign its rights and obligations under this Agreement or any of the Buyer Transaction Documents to an Affiliate of Buyer or to the acquiror or successor in interest in connection with any direct or indirect sale (whether equity or all or substantially all of the assets), merger, consolidation or similar reorganization of such Person or its business, in each case without the consent of any other party to this Agreement or the Buyer Transaction Documents, provided further, however, that no such assignment shall relieve the assigning party of any of its obligations hereunder. Subject to the foregoing, this Agreement and the rights and obligations in this Agreement will inure to the benefit of, and be binding upon, the Parties and each of their respective permitted successors, heirs and assigns.

7.5                Amendment, Modification and Waiver; Remedies Cumulative. Any provision of this Agreement may be amended, modified, extended or waived, but only by a written instrument signed by Buyer and Seller (or, with respect to a waiver, by a written instrument signed by the Party entitled to receive the benefit of the matter being waived). The waiver by a Party of any breach of any provision of this Agreement will not constitute or operate as a waiver of any other breach of such provision or of any other provision hereof, nor will any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights and remedies herein provided to Buyer shall be cumulative and not exclusive of any rights or remedies provided by Law except as otherwise expressly provided in Article 6.

7.6                Interpretation.

7.6.1           Except as otherwise provided or unless the context otherwise requires, whenever used in this Agreement, (a) any noun or pronoun will be deemed to include the plural and the singular, (b) the use of masculine pronouns will include the feminine and neuter, (c) the terms “include” and “including” will be deemed to be followed by the phrase “without limitation,” (d) the word “or” will be inclusive and not exclusive, (e) all references to Sections or Articles refer to the Sections or Articles of this Agreement, all references to Schedules refer to the Schedules attached to or delivered with this Agreement, as appropriate, and all references to Exhibits refer to the Exhibits attached to this Agreement, each of which is made a part of this Agreement for all purposes, (f) each reference to “herein” means a reference to “in this Agreement,” (g) each reference to “$” or “dollars” will be to United States dollars, (h) each reference to “days” will be to calendar days, and (i) unless otherwise specified, each reference to any Law will be to such Law as amended, supplemented, or otherwise modified from time to time.

7.6.2           The provisions of this Agreement will be construed according to their fair meaning and neither for nor against any Party irrespective of which Party caused such provisions to be drafted. Accordingly, any rule of law or legal decision that would require interpretation of any ambiguities in this Agreement against the Party that drafted it is of no application and is hereby expressly waived. Each Party acknowledges that he, she or it has been represented or has had the opportunity to be represented by an attorney in connection with the preparation and execution of the Transaction Documents. Each Party warrants that he, she or it is of legal competence or legal capacity, and is free, without duress, to execute this Agreement, and that he, she or it has done so of his, her or its own free will and accord, without reliance on any representation of any kind or character not expressly set forth herein. Each Party acknowledges that O’Melveny & Myers LLP is acting solely as counsel to Buyer and no other party in connection with this Agreement and the other Transaction Documents and all transactions set forth herein and therein.

7.6.3           Unless otherwise expressly provided in this Agreement, the measure of a period of one month or one year for purposes of this Agreement will be that date of the following month or year corresponding to the starting date; provided, however, that if no corresponding date exists, the measure will be that date of the following month or year corresponding to the next day following the starting date. For example, one month following February 18 is March 18, and one month following March 31 is May 1.

7.6.4           The Disclosure Schedule is arranged in sections and subsections corresponding to the numbered and lettered sections and subsections contained in this Agreement, and the disclosures in any section or subsection of the Disclosure Schedule will qualify its corresponding section or subsection in Article 2 or Article 3 and any other section or subsection of Article 2 or Article 3 to the extent that it is reasonably apparent on the face of such disclosure that such disclosure is applicable to such section or subsection. Any matter disclosed in any of the Disclosure Schedule will not be deemed an admission or representation as to the materiality of the item so disclosed. Nothing in the Disclosure Schedule constitutes an admission of any liability or obligation of a Company, the Acquired Companies or Seller, as the case may be, to any third party or will confer or give to any third party any remedy, claim, liability, reimbursement, cause of action or other right. The listing of agreements in the Disclosure Schedule shall not constitute the disclosure of the contents of any agreement except to the extent specific disclosure of specific provisions are provided.

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7.7                Governing Law. This Agreement is made pursuant to, and will be construed and enforced in accordance with, the laws of the State of Delaware, USA irrespective of the principal place of business, residence or domicile of the Parties, and without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction. Notwithstanding the foregoing, the transfer of the Transferred Interests to Buyer shall be governed by the laws of Hong Kong, without giving effect to otherwise applicable principles of conflicts of Law that would give effect to the Laws of another jurisdiction.

7.8                Disputes. Except as set otherwise set forth in this Agreement, any claims, disputes, actions, controversies or other matters (including, but not limited to, any dispute regarding the scope or applicability of this Section 7.8 or concerning the meaning of any provision of this Agreement) between or among the Parties of any nature whatsoever and directly or indirectly arising out of or in any way relating to this Agreement (other than with respect to the Non-Competition Agreements) (each, a “Dispute”) shall be resolved in accordance with this Section 7.8. The Parties intend that the provisions of this Section 7.8 shall be valid, binding, enforceable and irrevocable and will survive any termination of this Agreement. If any Party wishes to assert a Dispute, such Party will promptly notify the other Parties in writing of such Dispute (provided that any failure or delay by a Party to notify any other Party of such Dispute shall not be deemed a breach of this Section 7.8 unless such failure or delay causes actual and material prejudice to such other Party) and the Parties will attempt for a period of thirty (30) days to resolve any such Dispute promptly by negotiation between the Parties (with executives who have authority to settle such Dispute) (the “Negotiation Period”). After the expiration of the Negotiation Period, any such Dispute shall be resolved pursuant to this Section 7.8 by traditional court proceedings. Each Party (a) irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware or if such dispute may not be brought in such court for jurisdictional reasons, in the United States District Court in Wilmington, Delaware (the “Chosen Courts”); (b) irrevocably waives any objection to laying venue in any such action or proceeding in the Chosen Courts; and (c) irrevocably waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over such Party. Each of the Parties irrevocably waives any objections or immunities to jurisdiction to which he, she or it may otherwise be entitled or become entitled (including sovereign immunity, immunity to pre-judgment attachment, post-judgment attachment and execution) in any Proceeding against him, her or it arising out of or relating to this Agreement or the Transaction which is instituted in any Chosen Court. Seller shall promptly and unconditionally designate, appoint and empower National Registered Agents, Inc., 160 Greentree Drive, Suite 101, Dover, Delaware 19904, USA as its designee, appointee and agent (the “Agent”) to receive for and on its behalf service of any and all legal process, summons, notices and documents that may be served in any Proceeding brought against Seller in any Chosen Court with respect to their obligations, liabilities or any other matter arising out of or in connection with this Agreement and the Transaction and that may be made on such designee, appointee and agent in accordance with legal procedures prescribed for in any Chosen Court. If for any reason such designee, appointee and agent hereunder shall cease to be available to act as such, Seller agrees to promptly designate a new designee, appointee and agent in the State of Delaware on the terms and for the purposes of this Section 7.8 reasonably satisfactory to Buyer. Seller hereby irrevocably consents and agrees to the service of any and all legal process, summons, notices and documents in any Proceeding against Seller by serving a copy thereof upon the relevant agent for service of process referred to in this Section 7.8 (whether or not the appointment of such agent shall for any reason prove to be ineffective or such agent shall accept or acknowledge such service) or by sending copies thereof by a recognized next day courier service to Seller at their address specified or designated pursuant to this Agreement. Seller agrees that the failure of any such designee, appointee and agent to give any notice of such service to it shall not impair or affect in any way the validity of such service or any judgment rendered in any Proceeding based thereon. Seller agrees that service of process may also be effected by certified or registered mail, return receipt requested, or by reputable overnight courier service, directed to Seller at the address set forth herein in Section 7.2, and service so made shall be completed when received. Each Party agrees that a final judgment in any action so brought will be conclusive and may be enforced by suit on the judgment or in any other manner provided at law or in equity. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTION.

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7.9                Severability. If any provision of this Agreement (or portion thereof) or the application of any such provision (or portion thereof) to any Person or circumstance is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced pursuant to any applicable Law or public policy, all other provisions of this Agreement (or remaining portion of such provision) will nevertheless remain in full force and effect. Upon such determination by a court of competent jurisdiction that any provision (or portion thereof) of this Agreement is invalid, illegal or incapable of being enforced, the Parties will negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in an acceptable manner, to the end that the Transaction as originally contemplated is fulfilled to the extent possible.

7.10            Counterparts; Third-Party Beneficiaries. This Agreement may be executed in one or more counterparts, including by facsimile or PDF transmission, each of which will be deemed an original, but all of such counterparts together will be deemed to be one and the same agreement. This Agreement will be binding upon and inure solely to the benefit of each Party, and, except as set forth in Article 6 and Article 7 nothing in this Agreement, express or implied, is intended to or will confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

7.11            Entire Agreement. This Agreement, together with the Disclosure Schedule, and the other Transaction Documents, constitute the entire agreement among the Parties with respect to the Transaction and supersede all prior and contemporaneous agreements and understandings, both written and oral, with respect to the subject matter hereof.

7.12            Attorneys’ Fees. Except as set forth in this Agreement, in the event of any dispute related to or based upon this Agreement, the prevailing Party will be entitled to recover from the other Party his, her or its reasonable attorneys’ fees and costs.

7.13            Representation of Seller. Buyer agrees, on behalf of itself, the Acquired Companies and each of the Buyer Indemnified Parties, that Stoel Rives LLP may serve as counsel to Seller following the Closing, or to any of its directors, managers, officers, members, shareholders, partners, Affiliates, employees, agents, Representatives, successors and assigns in connection with any matters related to this Agreement and the transactions contemplated hereby, including any claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement notwithstanding any representation by Stoel Rives LLP prior to the Closing Date of any Company or the other Acquired Companies. Each of Buyer and the Companies, on behalf of themselves and the Acquired Companies, also further agree that, to the extent communications among Stoel Rives LLP and any of the Acquired Companies and/or Seller or any of the Affiliates of Seller, relate to the transactions contemplated by this Agreement and occurred prior to the Closing, the attorney-client privilege and the expectation of client confidence belongs to Seller and shall be controlled by Seller and shall not pass to or be claimed by Buyer, the Companies or the other Acquired Companies. Notwithstanding the foregoing, in the event that a dispute arises between Buyer, the Companies or any of the other Acquired Companies and a third person other than a party to this Agreement or an Affiliate thereof after the Closing, the Companies or any other Acquired Company may assert the attorney-client privilege to prevent disclosure of such confidential communications by Stoel Rives LLP to such third person; provided, however, that no Company nor any other Acquired Company may waive such privilege without the prior written consent of Seller.

[Remainder of Page Intentionally Left Blank]

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IN WITNESS WHEREOF, each of the undersigned has duly executed this Agreement, or has caused this Agreement to be duly executed on his, her or its behalf by a duly authorized Representative, all as of the date first set forth above.

“COMPANIES”

MAESTRO WIRELESS SOLUTIONS LIMITED

By: /s/ [***]

Name: [***]

Title: Director

FARGO TELECOM ASIA LIMITED

By: /s/ [***]

Name: [***]

Title: Director

“SELLER”

MAESTRO & FALCOM HOLDINGS LIMITED

By: /s/ [***]

Name: [***]

Title: Director

“BUYER”

LANTRONIX HOLDING COMPANY

By: /s/ Paul Pickle

Name: Paul Pickle

Title: Chief Executive Officer

Signature Page to Share Purchase Agreement

To induce Seller to enter into this Agreement, the undersigned hereby absolutely, unconditionally and irrevocably guarantees to Seller the due, punctual and full payment by Buyer of all payments to be made by Buyer under this Agreement, and the due, punctual and full performance by Buyer of all covenants, agreements and obligations of Buyer under this Agreement, in each case, strictly in accordance with the terms of this Agreement (collectively, such obligations, the “Guaranteed Obligations”), whether Buyer or its permitted assigns may be liable individually or jointly with others. If, for any reason whatsoever, Buyer or any of its permitted assigns shall fail or be unable to duly, punctually and fully pay or perform the Guaranteed Obligations, the undersigned will forthwith pay or perform, or cause to be paid or performed, the Guaranteed Obligations. With respect to the Guaranteed Obligations, the undersigned hereby waives diligence, presentment, demand of payment, filing objections with a court, any right to require proceeding first against Buyer or any permitted assign of Buyer, notice (except notice to be provided to Buyer or its counsel in accordance with this Agreement), protest and all demands whatsoever. Until such time as the Guaranteed Obligations have been irrevocably satisfied in full, the undersigned’s obligations under this paragraph may not be revoked or terminated and shall remain in full force and effect without interruption, and shall be binding on the undersigned and its successors and assigns. The undersigned promises and undertakes to make all payments hereunder free and clear of any deduction, offset, defense, claim or counterclaim of any kind. The guaranty contemplated in this paragraph shall constitute a guarantee of payment and not of collection. For the avoidance of doubt, Seller acknowledges and agrees that the guarantee set forth in this paragraph is subject to each of the terms and conditions regarding the Guaranteed Obligations set forth in this Agreement.

Solely with respect to the paragraph immediately above:

LANTRONIX, INC. By: /s/ Paul Pickle Name: Paul Pickle Title: Chief Executive Officer

Signature Page to Stock Purchase Agreement

EXHIBIT A

DEFINITIONS

“Accounting Principles” means Generally Accepted Accounting Principles or other customary accounting standards applicable in the respective jurisdiction.

“Acquired Companies” means each Company and each of their respective Subsidiaries.

“Affiliate” means, with respect to any Person, any other Person controlling, controlled by, or under common control with such other Person. For purposes of this definition, “control,” when used with respect to any Person, means the power to direct the management and policies of such Person, directly or indirectly, whether through the ownership of voting securities, by Contract or otherwise, and the terms “controlling” and “controlled” have correlative meanings. Notwithstanding the foregoing, for purposes of this Agreement, from and after the Closing (but only after giving effect to the representations and warranties in Article 2 and Article 3), no Acquired Company will be considered an Affiliate of Seller.

“Assigned Agreement” means each of, and “Assigned Agreements” means, collectively, (i) that certain Distribution Agreement, dated December 2, 2004, by and between Wavecom and Fargo Telecom Ltd., (ii) that certain Distributor Agreement, entered into as of October 1, 2015, by and between Semtech (International) AG and Fargo Telecom Asia Limited, (iii) that certain Distribution Agreement, effective as of March 1, 2009, by and between Laird Technologies, Inc. and Fargo Telecom Asia Ltd. and (iv) that certain Global Supply Agreement, released March 16, 2016, by and between Sierra Wireless, Inc. and Maestro Wireless Solutions Limited, in each case, as such agreements may have been amended from time to time.

“Assigned Intercompany Obligations” means the obligations of the Acquired Companies in favor of Buyer and assigned thereto pursuant to one or more Deeds of Assignment of Loan dated as of the Closing Date.

“Business” means the business and operations of any Acquired Company, as applicable, as conducted as of the Closing Date and as currently proposed to be conducted, provided, however, that as to any representation or warranty of Seller and/or the Companies regarding the business and operations of any Acquired Company as currently proposed to be conducted, such representation or warranty shall be deemed to be qualified by Seller’s Knowledge.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in the State of California are authorized or required by law to close.

“Buyer Transaction Documents” means those Transaction Documents to which Buyer is or, as of the Closing, will be, a party.

“Closing Cash” means an amount in cash equal to the Purchase Price minus the Escrowed Amount, plus Estimated Company Cash, minus Estimated Company Debt, minus Estimated Transaction Expenses and minus one half of the Initial Escrow Fee.

“Company Cash” means unrestricted cash and cash equivalents of the Acquired Companies as of the Closing.

“Company Debt” means Indebtedness of the Acquired Companies as of the Closing.

“Company Offerings” means any and all products or services designed, developed, offered, licensed, provided, sold, distributed or otherwise exploited by an Acquired Company.

“Company Transaction Documents” means those Transaction Documents to which any Company is or, as of the Closing, will be, a party.

“Confidentiality Agreement” means that certain Confidentiality Agreement, dated November 21, 2018, by and between Lantronix, Inc. and Seller.

Exhibit A-1

“Consent” means any consent, approval, authorization, waiver, filing or notification required to be obtained by Seller or any Acquired Company from, filed by Seller or any Acquired Company with, or delivered by Seller or any Acquired Company to, any Person in connection with the consummation of the Transaction.

“Contract” means any written or oral contract, lease or other property agreement, license, indenture, note, bond, agreement, permit, concession, franchise, commitment, purchase order, mortgage, partnership or joint venture agreement, instrument or other legally binding agreement.

“Copyleft License” means any license that requires, as a condition of use, modification or distribution of any work of authorship, that such work of authorship, or other software or other Intellectual Property incorporated into, derived from, used or distributed with such work of authorship: (i) in the case of software, be made available or distributed in a form other than binary (e.g., source code form); (ii) be licensed for the purpose of preparing derivative works; (iii) be licensed under terms that allow any Company Offerings or portions thereof or interfaces therefor to be reverse engineered, reverse assembled or disassembled (other than by operation of Law); or (iv) be redistributable at no license fee. “Copyleft Licenses” include the GNU General Public License, the GNU Library General Public License, the GNU Lesser General Public License, the Affero General Public License, the Mozilla Public License, the Common Development and Distribution License, the Eclipse Public License, and all Creative Commons “sharealike” licenses.

“Copyrights” means all copyrightable works of authorship (whether published or unpublished), all registered or unregistered copyrights, all copyright registrations, applications for registration and renewals, and all rights corresponding the foregoing throughout the world, including rights to prepare, reproduce, perform, display, and distribute copyrighted works and copies, compilations and derivative works thereof.

“Debt Arrangements” means the instruments of debt set forth on Schedule II hereto.

“Disclosure Schedule” means the schedules attached hereto as Exhibit B.

“Employee Benefit Plans” means (a) each arrangement under which an Acquired Company may have any obligation (actual or contingent) to pay, participate in, provide or contribute towards any retirement benefit, occupational pension scheme (whether ‘defined benefit’, ‘final salary’, or otherwise), post-retirement insurance, death benefit, or similar benefit, in respect of any person and (b) each and every written, unwritten, formal or informal plan, agreement, program, policy or other arrangement involving direct or indirect compensation, employment, severance, consulting, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits, pension, deferred compensation, profit-sharing, bonuses, stock or share options, stock or share appreciation rights, other forms of incentive compensation, post-retirement insurance benefits, or any of the foregoing, entered into, maintained, contributed to, or required to be contributed to by any Acquired Company, with respect to which any Acquired Company has or may in the future have any liability (whether contingent or otherwise), or maintained or provided by any other Person for the benefit of any Employee.

“Environmental Law” means any Law relating to the protection of human health, safety or the environment.

“Environmental Permits” means any Permit relating to any Environmental Law or the use of land or any Acquired Company operations.

"Escrow Account” means the account established with the Escrow Agent to hold the Escrowed Amount.

“Escrow Agent” means U.S. Bank, National Association, a national banking association organized under the United States of America.

“Escrow Agreement” means the Escrow Agreement among Buyer, Seller and the Escrow Agent, to be executed and delivered at the Closing.

“Escrowed Amount” means $[***].

Exhibit A-2

“Financial Services Side Letter” means that certain side letter, dated as of the date hereof, entered into by and between Buyer and Seller.

“Fundamental Representations” means the representations set forth in Sections 2.1 (Power and Authorization; Enforceability), 2.2(a) (No Violation or Conflict), 2.3 (Ownership) and 2.5 (Brokers), Sections 3.1 (Organization and Good Standing), 3.2 (Power and Authorization; Enforceability), 3.3(a) (No Violation or Conflict), 3.4 (Capitalization) and 3.26 (Brokers).

“Governmental Authority” means (a) the government of any country, (b) the government of any state, commonwealth, province, county, city, territory, or possession or (c) any political subdivision, courts, departments, commissions, boards, bureaus, tribunals, agencies or other instrumentalities of any of the foregoing in subparts (a) and (b).

“Indebtedness” means, with respect to a Person, (a) all obligations of such Person in respect of borrowed money; (b) all obligations of such Person evidenced by a note, bond, debenture or similar instrument the payment of which such Person is responsible or liable; (c) all obligations of such Person under capitalized leases (or the equivalent in the respective jurisdiction) that are required to be capitalized on a balance sheet in accordance with the Accounting Principles; (d) all obligations of such Person in respect of any letters of credit, acceptances and similar obligations created for the account of such Person, and all other extensions of credit for such Person; (e) all obligations representing the deferred purchase price of property or services (other than trade payables in the Ordinary Course) in respect of which such Person is liable, contingently or otherwise (including “earn-outs” and “seller notes” payable with respect to the acquisition of any business, assets or securities); (f) all interest rate swaps, collars, caps and similar hedging obligations; (g) all obligations secured by any Lien on property of such Person; (h) all obligations of such Person under synthetic leases; (i) all interest, costs, fees, premiums and penalties that may be incurred in connection with the repayment, reimbursement, acceleration, satisfaction, termination or cancellation of any of the foregoing; and (j) any of the foregoing of any other third party that is guaranteed, directly or indirectly, by such Person, and, in the case of the Acquired Companies, shall be deemed to include each of the Debt Arrangements. Notwithstanding the foregoing, “Indebtedness” shall not include the Assigned Intercompany Obligations and, to the extent scheduled on Section 3.4 of the Disclosure Schedule under the heading “Indebtedness”, (i) obligations of the Acquired Companies under leases of vehicles used for or in connection with the Business and (ii) indebtedness of the Acquired Companies under credit cards or similar credit instruments to the extent the character of such indebtedness does not otherwise come within the definition of “Indebtedness”.

“Initial Escrow Fees” means $[***].

“Intellectual Property” means all of the following: (a) Patents, (b) Trademarks, (c) internet domain names, (d) Copyrights, including in, computer software and databases, (e) registrations and applications for any of the foregoing (a) through (d), (f) trade secrets and (g) all other intellectual property and proprietary rights.

“Intercompany Release” means that certain release agreement, in a form acceptable to Buyer, dated as of the date hereof, by and among MWS, FTA and Seller.

“Law” or “Laws” means any federal, national, provincial, state, local, foreign or other law (both common and statutory law and civil and criminal law), statute, rule, regulation, treaty, ordinance, convention, rule, code, decree, Order, writ, regulatory code (including statutory instruments, guidance notes, circulars, directives, decisions, rules, regulations or restrictions) or other order, or other requirement or rule of law of any Governmental Authority.

“Lien” means any mortgage, deed of trust, hypothecation, pledge, lien (statutory or otherwise), security interest, adverse interest, charge or encumbrance of any kind, whether voluntary or involuntary (including any conditional sale or other title retention agreement, any lease in the nature thereof and any agreement to give any security interest) and, with respect to capital stock or shares, any option or other right to purchase or any restriction on voting or other rights.

“Losses” means any and all damages, losses, charges, liabilities, payments, judgments, settlements, assessments, deficiencies, Taxes, interest, penalties, and costs and expenses (including reasonable removal costs, reasonable remediation costs, reasonable closure costs, fines, penalties and reasonable expenses of investigation and ongoing monitoring, reasonable attorneys’ fees and out of pocket disbursements, including fees and disbursements to determine whether such claims or Losses are indemnifiable), including in connection with any of the proceedings sustained or incurred as a result of a Third Party Claim.

Exhibit A-3

“Material Adverse Effect” means any event, occurrence, fact, condition or change that is, or could reasonably be expected to become, individually or in the aggregate, materially adverse to the business, results of operations, prospects, condition (financial or otherwise), assets (including intangible assets) or liabilities of the Acquired Companies, taken as a whole; provided, however, that in no event shall any of the following be deemed, either alone or in combination, to constitute or contribute to a Material Adverse Effect: (a) conditions or changes in general economic or political conditions; (b) conditions or changes affecting the Acquired Companies’ industry generally; (c) acts of war (whether or not declared), terrorism, sabotage, military actions or the escalation thereof; (d) any changes in financial, banking or securities markets in general, including any disruption thereof and any decline in the price of any security or any market index or any change in prevailing interest rates; (e) any action required or permitted by this Agreement or any action taken (or omitted to be taken) with the written consent of or at the written request of Buyer; (f) any changes in applicable Laws or accounting rules; (g) the announcement, pendency or completion of the transactions contemplated by this Agreement, including losses or threatened losses of employees, customers, suppliers, distributors or others having relationships with the Acquired Companies; (h) any natural or man made (except to the extent caused by the Acquired Companies) disaster or acts of God; or (x) any failure by the Acquired Companies to meet any internal or published projections, forecasts or revenue or earnings predictions (provided that the underlying causes of such failures (subject to the other provisions of this definition) shall not be excluded), provided that in the case of each of clauses (a), (b), (c), (d), (f) and (h), such event, occurrence, fact, condition or change shall be taken into account in determining whether a Material Adverse Effect has occurred or could reasonably be expected to occur to the extent that such event, occurrence, fact, condition or change has a disproportionate effect on the Acquired Companies compared to other participants in the industries in which the Acquired Companies conduct their businesses.

“Net Working Capital” means (a) all current assets of the Acquired Companies determined in accordance with the Accounting Principles (provided, however, that such current assets shall not include any cash or cash equivalents of the Acquired Companies) less (b) all current liabilities of the Acquired Companies determined in accordance with the Accounting Principles (provided, however, that such current liabilities shall not include the Assigned Intercompany Obligations or any Indebtedness of the Acquired Companies).

“Open Source Software” means any software that is subject to or licensed, provided or distributed under any license (including any Copyleft License) meeting the Open Source Definition (as promulgated by the Open Source Initiative) or the Free Software Definition (as promulgated by the Free Software Foundation), or any substantially similar license, including any license approved by the Open Source Initiative and any Creative Commons License.

“Order” means any judgment, decision, order, decree, determination, decision, stipulation writ, injunction or ruling made, entered, rendered, issued or otherwise put in effect by any Governmental Authority or arbitrator.

“Ordinary Course” means in the ordinary course of the Business, consistent with past practices.

“Owned Intellectual Property” means the Intellectual Property owned by any of the Acquired Companies, including the Registered Owned Intellectual Property.

“Party” or “Parties” means the parties to this Agreement.

“Patents” means all worldwide issued patents and pending patent applications, patent disclosures, and rights related thereto.

“Permit” means any approval, consent, license, permit or other authorization issued, granted, given or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Laws.

“Permitted Liens” means (a) statutory liens for Taxes not yet due and payable or being contested in good faith by appropriate procedures and for which there are adequate accruals or reserves on the Financial Statements; (b) mechanics, carriers’, workmen’s, repairmen’s or other like liens arising or incurred in the Ordinary Course or amounts that are not delinquent and which are not, individually or in the aggregate, material in amount or effect to the business of the Acquired Companies; (c) easements, rights of way, zoning ordinances and other similar encumbrances affecting the Real Property, which are not, individually or in the aggregate, material in amount or effect to the business of the Acquired Companies; or (d) liens, whether arising under contract or by operation of law, under original purchase price conditional sales contracts, equipment leases and title retention provisions under standard form supplier contracts with third parties entered into in the Ordinary Course which are not, individually or in the aggregate, material in amount or effect to the business of any of the Acquired Companies.

Exhibit A-4

“Person” means an individual, corporation (including any non-profit corporation), general or limited partnership, limited liability company, joint venture, estate, trust, unincorporated organization, association, organization or other entity or form of business enterprise or Governmental Authority.

“Pre-Closing Tax Period” means any period (or portion thereof) ending on or prior to the Closing Date.

“Proceeding” means any action, proceeding, arbitration, audit, hearing, investigation, examination, litigation or suit (whether civil, criminal, administrative, investigative or informal) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Purchase Price” means an amount in cash equal to $4,909,859.

“Remedies Exception” means applicable bankruptcy, insolvency, reorganization, moratorium and other similar existing or future Laws relating to or limiting creditors’ rights generally, and general principles of equity relating to the availability of specific performance and injunctive and other forms of equitable relief.

“Representative” or “Representatives” means, with respect to a particular Person, any director, manager, member, limited or general partner, officer, employee, agent, consultant, advisor or other representative of such Person, including outside legal counsel, accountants and financial advisors.

“Seller Transaction Documents” means those Transaction Documents to which Seller is or, as of the Closing, will be, a party.

“Seller’s Knowledge” or any similar phrase means the collective knowledge, after due inquiry (other than with respect to [***]), of the following: [***], where due inquiry means that the respective knowledge party has made inquiry regarding the substance of the applicable representation or warranty to each of the following directors/managers of the Acquired Companies, but not to any other person: [***].

“Side Letter” means that certain letter agreement, dated as of the date hereof by and between Cheng Han Ngok Steve and Ma Mei Han Elitte, on the one hand, and Buyer, on the other hand.

“Subsidiary” means, with respect to any specified Person, any corporation, partnership, limited liability company, or other entity of which more than fifty percent (50%) of the outstanding capital stock, shares or other ownership interests having ordinary voting power to elect a majority of the board of directors or other managers of such corporation, partnership, limited liability company, or other entity is at the time directly or indirectly owned by, or the management is otherwise controlled by, such Person (irrespective of whether, at the time, capital stock, shares or other ownership interests of any other class or classes of such corporation, partnership, limited liability company, or other entity have or might have voting power by reason of the happening of any contingency).

“Supply Agreement” means that certain Sales and Purchase Agreement dated January 18, 2013 between Maestro Wireless Solutions Limited as Buyer and Telefield Limited as supplier.

“Survival Period” means the period beginning on the Closing Date and ending on the date that is [***] from the Closing Date.

“Tax” or “Taxes” means any and all national, federal, state, regional (including autonomous community), local, foreign or other taxes, assessments, contributions, public prices, fees, levies, imposts, duties, charges or similar amounts (including income, gross income or profits taxes, premium taxes, excise taxes and sales taxes, withholding taxes, backup withholding taxes, fringe benefit taxes, use taxes, gross receipts taxes, franchise taxes, ad valorem taxes, severance taxes, capital levy taxes, transfer taxes and stamp duties (other than stamp duty payable by Buyer pursuant to Section 5.4.6), employment, workers compensation and payroll related taxes, social security and national insurance contributions, property taxes, business license taxes, occupation taxes, inheritance taxes, premium, windfall profits, environmental, customs duties, capital share, franchise, unemployment, disability, harmonized sales, production, occupancy, utility, services, municipal, real property, capital gain, transfer and gain, all surtaxes, countervail and anti-dumping, all license, franchise and registration fees, import and export duties and other governmental charges and assessments), of any kind whatsoever, including interest, additions to tax and penalties with respect thereto.

Exhibit A-5

“Tax Return” means all federal, state, local, provincial and foreign return, declaration, report, or information return or statement relating to Taxes, including any schedules and amendments thereto.

“Trademarks” means all trademarks, service marks, trade dress, trade names or corporate names, together with all of the goodwill associated therewith.

“Transaction Documents” means this Agreement, the Disclosure Schedule, the Non-Competition Agreements, the Escrow Agreement, and the other agreements, certificates, schedules and other documents contemplated by or delivered or executed by the Parties in connection with this Agreement.

“Transaction Expenses” means (a) all costs, fees and expenses payable to third parties (including all fees and disbursements of counsel, investment banks, financial advisors and accountants) incurred by or on behalf of the Acquired Companies or Seller on or prior to the Closing in connection with the Transaction and the other transactions contemplated by this Agreement, the negotiation and preparation of this Agreement, the other Transaction Documents, and the other documents and agreements required to effectuate the Closing, and the performance of this Agreement and the other Transaction Documents and the Transaction, whether or not invoiced or billed prior to the Closing, (b) Transfer Taxes payable by Seller pursuant to this Agreement and (c) all transaction bonus, discretionary bonus, change-of-control payment, retention, severance or other forms of compensation that are created, accelerated, accrue or become payable by the Acquired Companies as a result of the Closing or the Transaction and any payroll taxes incurred or to be incurred by any Acquired Company in connection therewith, except to the extent the right to receive such payment or other form of compensation is waived by the applicable recipient, together with all Taxes and other amounts required to be paid by the Acquired Companies in connection with any of the foregoing.

Other capitalized terms defined elsewhere in the Agreement and not defined in this Exhibit A will have the meanings assigned to such terms in this Agreement.

Exhibit A-6

EXHIBIT B

DISCLOSURE SCHEDULE

Exhibit B-1

EXHIBIT C

Supply Agreement Amendment

Exhibit C-1

SCHEDULE I

Non-Competition Agreements

SCHEDULE II

Debt Arrangements